Exhibit 2.1

AGREEMENT AND PLAN OF MERGER by and among KLX ENERGY SERVICES HOLDINGS, INC. KRYPTON INTERMEDIATE, LLC KRYPTON MERGER SUB, INC. and QUINTANA ENERGY SERVICES INC. Dated as of May 3, 2020

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AGREEMENT AND PLAN OF MERGER, dated as of May 3, 2020 (this “Agreement”), by and among KLX Energy Services Holdings, Inc., a Delaware corporation (“Parent”), Krypton Intermediate, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent (“Acquiror”), Krypton Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Quintana Energy Services Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and the transactions contemplated hereby, including the Merger and the Designated Stockholder Voting Agreement (as defined below), (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of Parent has unanimously (a) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement and the transactions contemplated hereby, including the Charter Amendment (as defined below), the Stock Issuance (as defined below), the Plan Amendment (as defined below), the Merger and the Designated Stockholder Voting Agreement (as defined below), (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (c) resolved to recommend to its stockholders approval of the Charter Amendment, the Stock Issuance and the Plan Amendment;

WHEREAS, Acquiror, as the sole stockholder of Merger Sub, has approved this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, as an inducement to Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company have entered into a voting and support agreement (the “Designated Company Stockholder Voting Agreement”);

WHEREAS, as an inducement to the applicable Company stockholders to enter into the Designated Company Stockholder Voting Agreement, concurrently with the execution and delivery of this Agreement, such stockholders of the Company have entered into a registration rights agreement with Parent, to be effective as of the Closing; and

WHEREAS, as an inducement to the Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, a stockholder of Parent has entered into a voting and support agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

Article I

THE MERGER

Section 1.1            The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and an indirect wholly owned subsidiary of Parent.

Section 1.2            Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Freshfields Bruckhaus Deringer US LLP, 601 Lexington Avenue, 31st Floor, New York, NY 10022 at 10:00 a.m., New York City time, on a date to be specified by the parties (the “Closing Date”), which shall be no later than the third (3rd) business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. Notwithstanding the foregoing, the parties agree that the Closing may take place remotely by exchange of documents and signatures (or their electronic counterparts).

Section 1.3            Effective Time. On the Closing Date, the Company and Merger Sub shall file the certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as is agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such date and time is hereinafter referred to as the “Effective Time”).

Section 1.4            Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

Section 1.5            Certificate of Incorporation and By-laws of the Surviving Corporation.

(a)               At the Effective Time, the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name) until thereafter amended in accordance with the provisions thereof and hereof and applicable Law, in each case consistent with the obligations set forth in Section 5.11.

(b)               At the Effective Time, the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name) until thereafter amended in accordance with the provisions thereof and hereof and applicable Law, in each case consistent with the obligations set forth in Section 5.11.

Section 1.6            Directors. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7            Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.8            Alternative Structures. The parties agree to reasonably cooperate in the consideration and implementation of alternative structures to effect the business combination contemplated by this Agreement, as long as any such alternative structure does not (a) impose any material delay on, or condition to, the consummation of the Merger, (b) cause any condition set forth in Article VI to not be capable of being satisfied (unless duly waived by the party entitled to the benefits thereof), or (c) adversely affect any of the parties hereto or their stockholders.

Article II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1            Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any securities of the Company, Parent or Merger Sub:

(a)               Conversion of Company Common Stock. Subject to Sections 2.1(b) and 2.1(d), each issued and outstanding share of common stock, par value $0.01 per share, of the Company outstanding immediately prior to the Effective Time (such shares, collectively, “Company Common Stock,” and each, a “Share”), other than any Cancelled Shares, shall thereupon be converted automatically into and shall thereafter represent the right to receive 0.4844 (the “Exchange Ratio”) fully paid and nonassessable shares of common stock, par value $0.01 per share (“Parent Common Stock”), of Parent (the “Merger Consideration”). As a result of the Merger, at the Effective Time, each holder of Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect of such Shares which are issued and outstanding immediately prior to the Effective Time, any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.1(d) and any dividends or other distributions payable pursuant to Section 2.4, all to be issued or paid, without interest, in consideration therefor upon the surrender of such Shares in accordance with Section 2.3(b).

(b)               Cancellation of Shares. Each Share that is owned directly or indirectly by Parent or Merger Sub or any of their respective Subsidiaries immediately prior to the Effective Time or held directly or indirectly by the Company (as treasury stock or otherwise) or any of its Subsidiaries immediately prior to the Effective Time (in each case, other than Shares held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c)               Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d)               Fractional Shares.

(i)                 No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.1(d), a cash payment in lieu of such fractional share of Parent Common Stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) in one or more transactions of shares of Parent Common Stock equal to the excess of (A) the aggregate number of shares of Parent Common Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.3(a) over (B) the aggregate number of whole shares of Parent Common Stock to be distributed to the holders of Shares pursuant to Section 2.3(b) (such excess, the “Excess Shares”). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares of Parent Common Stock. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of Shares that would otherwise receive fractional shares of Parent Common Stock, shall sell the Excess Shares at then prevailing prices on NASDAQ Global Select Market (“NASDAQ”) in the manner provided in the following paragraph.

(ii)              The sale of the Excess Shares by the Exchange Agent, as agent for the holders of Shares that would otherwise receive fractional shares of Parent Common Stock, shall be executed on NASDAQ through one or more member firms of NASDAQ and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of Shares, the Exchange Agent shall hold such proceeds in trust for the holders of Shares that would otherwise receive fractional shares of Parent Common Stock (the “Common Shares Trust”). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Shares shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Shares would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Shares would otherwise be entitled.

(iii)            As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Parent Common Stock without interest, subject to and in accordance with Section 2.3.

(e)               Adjustments to the Exchange Ratio. If at any time during the period between the date of this Agreement and immediately prior to the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur as a result of any reclassification, stock split (including the Reverse Stock Split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Exchange Ratio, the Merger Consideration and any other similarly dependent items shall be equitably adjusted to provide to Parent, Merger Sub and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action, and thereafter, all references in this Agreement to the “Exchange Ratio” shall be references to the Exchange Ratio as so adjusted; provided, however, that nothing in this Section 2.1(e) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

Section 2.2            Treatment of Company Equity Awards.

(a)               As soon as practicable following the date of this Agreement and in any event prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt resolutions and take any actions (including obtaining any required consents) as may be required to effect the following:

(i)                 Company Phantom Units. Each phantom unit award granted under any Company Stock Plan (a “Company Phantom Unit”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, become fully vested and be cancelled and, in exchange therefor, the holder thereof shall receive as soon as practicable following the Effective Time but in any event no later than three (3) business days after the Effective Time the aggregate number of shares of Parent Common Stock equal to the product of (A) the number of shares of Company Common Stock subject to such Company Phantom Unit immediately prior to the Effective Time and (B) the Exchange Ratio, rounded up to the nearest whole share, subject to withholding of shares of Parent Common Stock for applicable income and employment withholding Taxes. For purposes of this Agreement, the “Company Stock Plans” means the Company’s 2018 Long-Term Incentive Plan and the Quintana Amended and Restated Long-Term Incentive Plan (also referred to as the Quintana Legacy Long-Term Incentive Plan).

(ii)              Employee Company RSUs. Each outstanding restricted stock unit award granted under any Company Stock Plan (a “Company RSU”) held by any employee or officer of the Company or any of its Subsidiaries, whether vested or unvested and whether settled in shares of Company Common Stock or cash, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted (as converted, a “Converted RSU Award”) into a restricted stock unit award with respect to the aggregate number of shares of Parent Common Stock equal to the product of (A) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time and (B) the Exchange Ratio, rounded up to the nearest whole share. Each Converted RSU Award shall be subject to the same terms and conditions (including any vesting requirements and terms of settlement) set forth under the applicable Company Stock Plan and award agreement in effect immediately prior to the Effective Time; provided that, with respect to Company RSUs that are subject to performance-vesting conditions (“Company PSUs”), (1) the number of shares of Company Common Stock used for purposes of clause (A) above shall equal the number of shares subject to such Company PSU, determined (i) in the case of Company PSUs granted prior to 2020, based upon the actual level of performance previously determined by the Compensation Committee of the Company in accordance with the applicable Company Stock Plan and applicable award agreement thereunder, rounded up to the nearest whole share and (ii) in the case of Company PSUs granted in 2020, based upon the actual level of performance as of the last trading day for the Company Common Stock on the NYSE immediately prior to the date of announcement of this Agreement, with strategic performance goals deemed satisfied at 100% and (2) following the Effective Time, the Converted RSU Awards based on the portion of Company PSUs granted in 2019 that were determined to have been earned based on discretionary performance goals and the portion of Company PSUs granted in 2020 that are subject to strategic performance goals shall be settled in cash at the time such Converted RSU Awards become fully vested.

(iii)            Director Company RSUs. Each outstanding Company RSU held by any director of the Company that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, become fully vested and be cancelled and, in exchange therefor, the holder thereof shall receive as soon as practicable following the Effective Time but in any event no later than three (3) business days after the Effective Time the aggregate number of shares of Parent Common Stock equal to the product of (A) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time and (B) the Exchange Ratio, rounded up to the nearest whole share.

(iv)             Residual Shares. Any shares of Company Common Stock that remain available for issuance pursuant to any Company Stock Plan as of the Effective Time (the “Residual Shares”) shall, in accordance with such Company Stock Plan, be converted at the Effective Time into the number of shares of Parent Common Stock equal to the product of the number of such Residual Shares and the Exchange Ratio (such shares of Parent Common Stock, the “Assumed Shares”).

(b)               At the Effective Time, by virtue of the Merger and without the need of any further corporate action, Parent shall assume the Company Stock Plans, with the result that Parent may, as permitted by applicable Law, issue the Assumed Shares, if any, after the Effective Time pursuant to the settlement of the equity awards granted under the Company Stock Plans or any other plan of Parent or any its affiliates.

Section 2.3            Exchange of Shares.

(a)               Exchange Agent. Prior to the Effective Time, Parent shall appoint an exchange agent mutually acceptable to Parent and the Company (the “Exchange Agent”) for the purpose of exchanging Shares for the Merger Consideration. Promptly after the Effective Time, Parent will deposit, or cause to be deposited, with the Exchange Agent, in trust for the benefit of the holders of the Shares and Company Equity Awards, for exchange in accordance with this Article II, through the Exchange Agent, the aggregate number of shares of Parent Common Stock required to be issued under this Article II (or appropriate alternative arrangements shall be made by Parent if uncertificated shares of Parent Common Stock will be issued). Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay dividends and other distributions, if any, pursuant to Section 2.4. All certificates representing shares of Parent Common Stock (including the amount of dividends or other distributions, if any, payable with respect thereto pursuant to Section 2.4 and cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.1(d)) are hereinafter referred to as the “Exchange Fund.”

(b)               Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event not later than the tenth (10th) business day following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of Shares, which at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Shares shall pass, only upon delivery of the Shares to the Exchange Agent and which shall be in form and substance reasonably satisfactory to Parent and the Company prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Shares in exchange for certificates representing whole shares of Parent Common Stock (or appropriate alternative arrangements shall be made by Parent if uncertificated shares of Parent Common Stock will be issued), cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.1(d) and dividends or other distributions, if any, payable pursuant to Section 2.4. Upon surrender of Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Shares shall be entitled to receive in exchange therefor that number of whole shares of Parent Common Stock (after taking into account all Shares surrendered by such holder) to which such holder is entitled pursuant to Section 2.1 (which shall be in uncertificated book entry form unless a physical certificate is requested), payment by cash or check in lieu of fractional shares of Parent Common Stock which such holder is entitled to receive pursuant to Section 2.1(d) and dividends or distributions, if any, payable pursuant to Section 2.4, and the Shares so surrendered shall forthwith be cancelled. If any portion of the Merger Consideration is to be registered in the name of a person other than the person in whose name the applicable surrendered Share is registered, it shall be a condition to the registration thereof that the surrendered Share be in proper form for transfer and that the person requesting such delivery of the Merger Consideration pay any transfer or other similar Taxes required as a result of such registration in the name of a person other than the registered holder of such Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 2.3(b), each Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 2.1(d) or Section 2.4) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.1(d) or Section 2.4.

Section 2.4            Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Share with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.1(d), until such Share has been surrendered in accordance with this Article II. Subject to applicable Laws, following surrender of any such Share, there shall be paid to the record holder thereof, without interest, (i) promptly after such surrender, the number of whole shares of Parent Common Stock issuable in exchange therefor pursuant to this Article II, together with any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.1(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. Each of the Exchange Agent, Parent, Merger Sub and Surviving Corporation, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares or holder of Company Equity Awards, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of U.S. state or local Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holder of the Company Equity Awards, in respect of which such deduction and withholding were made.

(a)               No Further Ownership Rights in Company Common Stock; Closing of Transfer Books. All shares of Parent Common Stock issued upon the surrender for exchange of Shares in accordance with the terms of this Article II and any cash paid pursuant to Section 2.1(d) or Section 2.4 shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to the Shares previously represented by such Shares. After the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(b)               Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for six (6) months after the Effective Time shall be delivered to Parent upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.1(d) and any dividends or distributions pursuant to Section 2.4.

(c)               Escheat, Etc. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.  If any Shares shall not have been surrendered prior to two (2) years after the Effective Time (or immediately prior to such earlier date on which any cash or shares of Parent Common Stock (or any dividends or other distributions with respect thereto) would otherwise escheat to or become the property of any Governmental Entity), any cash or shares of Parent Common Stock issuable upon the surrender of, or any dividends or other distributions in respect of, such Shares shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(d)               No Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of shares of the Company Common Stock or Parent Common Stock in connection with the Merger.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents (excluding any disclosures set forth in any “risk factor” section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature) furnished or filed and publicly available not later than one (1) business day prior to the date of this Agreement, where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1            Qualification, Organization, Subsidiaries.

(a)               Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets, to carry on its business as presently conducted and to perform its material obligations under all Company Material Contracts, and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in the case of the Subsidiaries of the Company, where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)               As used in this Agreement, a “Material Adverse Effect” means, when used with respect to a person, (x) any change, event, development, circumstance, condition, occurrence, effect or combination of the foregoing that has or would be reasonably expected to have a material adverse effect on the ability of such person to perform or comply with any material obligation under this Agreement or to consummate the transactions contemplated hereby in a timely manner in accordance with the terms hereof, or (y) any change, event, development, circumstance, condition, occurrence, effect or combination of the foregoing that has or would be reasonably expected to have a material adverse effect on the business, operations, financial condition or results of operations of such person and its Subsidiaries taken as a whole, but, in the case of clause (y), none of the following changes, events, developments, conditions, occurrences or effects (either alone or in combination) shall be deemed to constitute a Material Adverse Effect or be taken into account for purposes of determining whether or not a Material Adverse Effect has occurred or would reasonably be expected to occur:

(i)                 changes in the general economic, financial, credit, capital or securities markets, including prevailing interest rates or currency rates or the price of any commodity, security or market index, or regulatory or political conditions;

(ii)              changes in general economic conditions in, or factors affecting, the oil and gas exploration and production industry or oil field services industry generally (including, in each case, changes generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities, or any industry, markets or geographical areas in which such person or its Subsidiaries operate) or the shutting-in of wells and laying down of rigs;

(iii)            any effects resulting from hostilities or acts of war (whether or not declared), civil disobedience, terrorism, military actions, geopolitical conditions or any escalation or worsening of the foregoing;

(iv)             any hurricane, tornado, flood, earthquake or other weather or natural disaster;

(v)               any epidemic, pandemic or disease outbreak (including the COVID-19 virus), or other public health condition, or any other force majeure event;

(vi)             the announcement or pendency of this Agreement (including, for the avoidance of doubt, compliance with or performance of obligations under this Agreement or the transactions contemplated hereby); provided that the exception in this clause (vi) shall not apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Section 3.3(c) and, to the extent related thereto, the conditions set forth in Section 6.3(a) or to references to “Parent Material Adverse Effect” in the representations and warranties set forth in Section 4.3(c) and, to the extent related thereto, the condition set forth in Section 6.2(a);

(vii)          any change in the market price or trading volume of the common stock of such person (it being understood and agreed that the exception in this clause (vii) shall not preclude, prevent or otherwise affect a determination that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such change (unless excepted under the other clauses of this definition) should be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect);

(viii)        any failure to meet any financial projections or estimates or forecasts of revenues, earnings or other financial metrics for any period (it being understood and agreed that the exception in this clause (viii) shall not preclude, prevent or otherwise affect a determination that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such failure (unless excepted under the other clauses of this definition) should be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect);

(ix)             changes in any Laws or regulations applicable to such person;

(x)               changes in applicable accounting regulations or the interpretations thereof; and

(xi)             any legal proceedings commenced by or involving any current or former member, director, partner or stockholder of such person (on their own behalf or on behalf of such person) arising out of or related to this Agreement or the Merger or other transactions contemplated hereby;

provided, however, that any change, event, development, circumstance, condition, occurrence or effect referred to in clause (i), (ii), (iii), (iv) or (v) will, unless otherwise excluded, be taken into account for purposes of determining whether or not a Material Adverse Effect has occurred if and only to the extent that such change, event, development, circumstance, condition, occurrence or effect disproportionately adversely affects such person, as compared to other similarly situated persons operating in the industries in which such person operates.

(c)               As used in this Agreement, a “Company Material Adverse Effect” means a Material Adverse Effect on the Company.

(d)               The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s amended and restated certificate of incorporation and by-laws, each as amended through the date hereof (collectively, the “Company Organizational Documents”).

Section 3.2            Capital Stock.

(a)               The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of May 1, 2020, (i) 33,755,987 shares of Company Common Stock were issued and outstanding, (ii) 1,748,347 shares of Company Common Stock were held in treasury, (iii) 234,148 shares of Company Common Stock were issuable in respect of Company Phantom Units, (iv) 2,287,202 shares of Company Common Stock were issuable in respect of Company RSUs, including 675,240 shares of Company stock in respect of Company PSUs (determined assuming performance achievement of any applicable performance goals in accordance with Section 2.2(a)(ii) hereof), (v) 588,050 Company PSUs (determined assuming performance achievement of any applicable performance goals in accordance with Section 2.2(a)(ii) hereof) that may be settled in cash and (vi) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights, with no personal liability attaching to the ownership thereof, and all shares of Company Common Stock reserved for issuance as noted in clause (iii), when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights, with no personal liability attaching to the ownership thereof.

(b)               Except as set forth in subsection (a) above, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests or any securities the value of which is based on such shares or equity interests (including any phantom awards or stock appreciation rights), (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests or (iv) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

(c)               Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d)               There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e)               The Company has delivered or made available to Parent a true, correct and complete copy of the Company Stock Plans and the form award agreement with respect to each Company Phantom Unit and Company RSU (collectively, “Company Equity Awards”). Section 3.2(e) of the Company Disclosure Schedule sets forth a true, correct and complete list of the Company Phantom Units and the Company RSUs, including, with respect to each such award, the name of the holder thereof, the number of shares subject to each such award and the vesting schedule (including any performance conditions) thereof. All grants of Company Equity Awards were validly made and properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and recorded on the consolidated financial statements of the Company in accordance with GAAP.

Section 3.3            Corporate Authority Relative to this Agreement; No Violation.

(a)               The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except in the case of the consummation of the Merger for the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby. As of the date hereof, the Board of Directors of the Company has resolved, by the unanimous vote of the directors present at a meeting duly called at which a quorum of the Board of Directors of the Company was present, to recommend that the Company’s stockholders approve this Agreement and the transactions contemplated hereby (the “Company Recommendation”). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)               Other than in connection with or in compliance with (i) the DGCL, (ii) the Securities Exchange Act of 1934 (the “Exchange Act”), (iii) the Securities Act of 1933 (the “Securities Act”), (iv) the rules and regulations of the New York Stock Exchange (the “NYSE”), and (v) the approvals set forth on Section 3.3(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), and, subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any United States, state of the United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)               The execution, delivery and performance by the Company of this Agreement does not, and, except as described in Section 3.3(b), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), upon any of the properties or assets of the Company or any of its Subsidiaries, other than any Lien which (A) is a lien for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established, (B) is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) is disclosed on the most recent consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet, (D) is a Lien upon real property, but which does not and would not reasonably be expected to materially impair the continued use of a Company Owned Real Property or a Company Leased Real Property as currently operated or (E) is a non-exclusive license of or other non-exclusive grant of rights to use or obligations with respect to Intellectual Property (each of the foregoing, a “Company Permitted Lien”), (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended or restated, of the Company or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4            Reports and Financial Statements.

(a)               The Company and each of its Subsidiaries has timely filed or furnished all forms, documents and reports (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished prior to the date hereof by it with the Securities and Exchange Commission (the “SEC”) (the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments from any comment letters of the staff of the SEC received by the Company relating to any Company SEC Document. None of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review. The Company, prior to the date hereof, made available to Parent or its Representatives true, correct and complete copies of all SEC comment letters received, and response letters submitted and other material correspondence with the SEC with respect to the Company SEC Documents to the extent such comment letters, response letters and other correspondence are not publicly available.

(b)               The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). As of the date hereof, PricewaterhouseCoopers LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c)               Neither the Company nor any of its Subsidiaries is a party to, nor has any commitment to become a party to, any material off-balance sheet partnership or any similar contract or any material “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case, that is required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K under the Securities Act that has not been so disclosed in the Company SEC Documents.

Section 3.5            Internal Controls and Procedures. The Company and each of its Subsidiaries has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2019, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal control over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Board of Directors of the Company, to the knowledge of the Company: (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such significant deficiency, material weakness and fraud so disclosed to the Company’s auditors, if any, has been disclosed to Parent prior to the date hereof.

Section 3.6            No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Documents, (b) as permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred since December 31, 2019 in the ordinary course of business consistent with past practice and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto), other than those which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7            Compliance with Law; Permits.

(a)               The Company and each of its Subsidiaries are, and since December 31, 2017 have been, in compliance with and are not, and since December 31, 2017 have not been, in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since December 31, 2017, neither the Company nor any of its Subsidiaries has received any written notice or, to the knowledge of the Company, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)               The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of any Governmental Entity, and all rights under any Company Material Contract with any Governmental Entity, necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is, and each of its Subsidiaries is, in compliance in all respects with the terms and requirements of such Company Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8            Environmental Laws and Regulations.

(a)               Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) (A) no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, (B) no penalty has been assessed against, and (C) to the knowledge of the Company, no investigation, action, claim, suit, proceeding or review is pending or is threatened by any Governmental Entity or other person against the Company or any Subsidiary of the Company or, to the knowledge of Company and its Subsidiaries, against any person or entity whose liability the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, that, in each case, relates to, or arises out of any Environmental Law, (ii) the Company and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity without any ongoing liability to the Company or to any of its Subsidiaries, since December 31, 2015 have been, in compliance with all Environmental Laws (which compliance includes, but is not limited to, possession of all material permits and issuance of all notices required under Environmental Laws for the conduct of their business and compliance with the terms and conditions thereof), (iii) neither the Company nor any of its Subsidiaries is obligated to conduct or pay for, and is not conducting or paying for, any response or corrective action under any Environmental Law at any location, (iv) to the knowledge of the Company, there has been no release or threatened release of Hazardous Materials at any real property currently or formerly owned, leased or operated by the Company or any Subsidiary of the Company, or at any offsite disposal location used by the Company or any Subsidiary of the Company to dispose of any Hazardous Materials, in each case in concentrations or under circumstances that would require reporting or be reasonably likely to result in or require investigation, remediation or other corrective or response action by the Company or any Subsidiary of the Company or, to the knowledge of Company and its Subsidiaries, by any person or entity whose liability the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, under any Environmental Law, and (v) neither the Company nor any of its Subsidiaries is party to any order, judgment or decree that imposes any obligations under any Environmental Law.

(b)               As used in this Agreement:

(i)                 “Environment” means the indoor and outdoor environment, including but not limited to any ambient air, indoor air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, building surfaces, plant or animal life and natural resources.

(ii)              “Environmental Law” means any Law or any binding agreement issued or entered by or with any Governmental Entity relating to: (A) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment; (B) any exposure to or release or threatened release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such release or threatened release; (C) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport or recycling of any Hazardous Materials and Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials; or (D) the presence of Hazardous Materials in any building, physical structure, product or fixture.

(iii)            “Hazardous Materials” means (i) any material, substance, chemical, or waste (or combination thereof) that (A) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Law relating to pollution, waste, or the environment or (B) can form the basis of any liability under any Law relating to pollution, waste, or the environment; and (ii) any petroleum, petroleum products, per- and polyfluoroalkyl substances or PFAS (including PFOA, PFOS, Gen X, PFBS, and any other PFAS compound for which accepted testing methodologies exist), polychlorinated biphenyls (PCBs), asbestos and asbestos-containing materials, radon, mold, fungi and other substances, including related precursors and breakdown products.

Section 3.9            Employee Benefit Plans.

(a)               Section 3.9(a) of the Company Disclosure Schedule lists all material Company Benefit Plans and the Company has made available to Parent true, correct and complete copies of: (i) all plan documents, including all amendments thereto (or, in the case of any Company Benefit Plan that is unwritten, a summary thereof) evidencing each Company Benefit Plan, (ii) the three most recent annual reports (e.g., Form Series 5500), if any, required under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code or other applicable Laws in connection with each Company Benefit Plan; (iii) the most recent actuarial reports (if applicable) for all Company Benefit Plans; (iv) the most recent summary plan description and summaries of material modifications, if any, required under ERISA or other applicable Laws with respect to each Company Benefit Plan; and (v) the most recent IRS determination or opinion letter issued with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code. For purposes of this Agreement, “Company Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is established, sponsored, maintained or contributed to, or required to be contributed to, or in respect of which the Company or any of its Subsidiaries have any liability, whether direct or contingent. The Company Benefit Plans include “employee benefit plans” within the meaning of Section 3(3) of ERISA, and all employment, collective bargaining, retirement, pension, severance, retention, termination or change in control agreements, and plans, policies or arrangements providing deferred compensation, equity or equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, dental, life insurance, welfare, vacation, sick pay or paid time off, fringe or other benefits or remuneration of any kind.

(b)               In all material respects, (i) each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, (ii) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of the current or prior plan years have been timely paid or properly accrued in accordance with generally accepted accounting principles, the terms of each of the Company Benefit Plans and applicable Law and (iii) there are no pending or threatened claims (other than routine claims for benefits) or audits, investigations or proceedings by a Governmental Entity by, on behalf of or against any Company Benefit Plan or any trust related thereto.

(c)               Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Benefit Plan. Neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code which could reasonably be likely to result in any liability which is material to the Company or any of its Subsidiaries, taken as a whole.

(d)               There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a material liability of the Company or any Company ERISA Affiliate following the Effective Time. “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (v) under Sections 4980H, 6055 and 6056 of the Code. For purposes of this Agreement, “Company ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(e)               The Company maintains no Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. None of the Company Benefit Plans is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), and none of the Company, any Subsidiary of the Company or any Company ERISA Affiliate has ever during the past six (6) years contributed to, been required to contribute to or otherwise had any obligation or liability in connection with such a multiple employer plan or multiemployer plan.

(f)                Other than as would not give rise to any material liability or obligation of the Company or its Subsidiaries, or as required by applicable Law, (i) no Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any person, and (ii) none of the Company or any of its Subsidiaries has any obligation to provide such benefits (excluding any Company Benefit Plan that provides for employer payment or subsidy of COBRA premiums).

(g)               The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, except as expressly provided in this Agreement or as required by applicable Law (i) entitle any current or former employee, consultant, director or officer of the Company or any of its Subsidiaries (collectively, the “Company Employees”) to severance pay or any material increase in severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such Company Employee, except as expressly provided in this Agreement, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan or (v) limit or restrict the ability of the Company or its Subsidiaries (or their respective successors) to amend or terminate any Company Benefit Plan at any time.

(h)               Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, result in the payment of any amount to a Company Employee that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(i)                 Each Company Benefit Plan has been operated in compliance in all material respects with Section 409A of the Code. Except as set forth on Section 3.9(i) of the Company Disclosure Schedule, no director, officer, employee or service provider of the Company or its Subsidiaries is entitled to a gross-up, make-whole or indemnification payment with respect to taxes imposed under Section 409A or Section 4999 of the Code.

(j)                 Other than as would not give rise to any material liability or obligation of the Company or its Subsidiaries, there are no pending or, to the knowledge of the Company, threatened claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any Company Benefit Plan or otherwise involving any Company Benefit Plan (other than routine claims for benefits).

Section 3.10        Absence of Certain Changes or Events. Since December 31, 2019, (a) except as otherwise contemplated by this Agreement, the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business, and (b) there has not been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect. Except as set forth on Section 3.10 of the Company Disclosure Schedule, since December 31, 2019, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of the covenants set forth in Section 5.1(b)(ii), Section 5.1(b)(iv), Section 5.1(b)(ix), Section 5.1(b)(x), Section 5.1(b)(xi), Section 5.1(b)(xv), Section 5.1(b)(xx), Section 5.1(b)(xxiii), Section 5.1(b)(xxiv), or Section 5.1(b)(xxvi).

Section 3.11        Investigations; Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, or, to the knowledge of the Company, an officer or director of the Company or any of its Subsidiaries in his or her capacity as such, (b) there are no legal, administrative, arbitral or other claims, actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, any of their respective properties, or, to the knowledge of the Company, an officer or director of the Company or any of its Subsidiaries in his or her capacity as such at law or in equity and (c) there are no orders, writs, assessments, decisions, injunctions, rulings, judgments or decrees of, or before, any Governmental Entity against or affecting the Company or any of its Subsidiaries, any of their respective properties or, to the knowledge of the Company, an officer or director of the Company or any of its Subsidiaries in his or her capacity as such.

Section 3.12        Information Supplied. None of the information provided by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (including any amendments or supplements, the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the proxy statement relating to the Company Stockholders’ Meeting and the proxy statement relating to the Parent Stockholders’ Meeting (such proxy statements together, in each case as amended or supplemented from time to time, the “Joint Proxy Statement”) will, at the date it is first mailed to the Company’s stockholders and Parent’s stockholders or at the time of the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement (other than the portion thereof relating solely to the Parent Stockholders’ Meeting) and the Form S-4 (solely with respect to the portion thereof relating to the Company Stockholders’ Meeting) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 3.12, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement which were not supplied by or on behalf of the Company.

Section 3.13        Tax Matters.

(a)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)              The Company and its Subsidiaries (A) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by or with respect to the Company or any of its Subsidiaries, and all such Tax Returns are true, correct and complete, (B) have duly and timely paid all Taxes that are due and payable by the Company or any of its Subsidiaries (other than Taxes that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the financial statements included in the Company SEC Documents), (C) have adequate accruals and reserves in accordance with GAAP on the financial statements included in the Company SEC Documents for all Taxes payable by the Company or any of its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and (D) have not received written notice of any assessment of or deficiency for any Tax from any Governmental Entity, against the Company or any of its Subsidiaries for which there are not adequate reserves on the financial statements included in the Company SEC Documents.

(ii)             There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Company Permitted Liens. There are no disputes, audits, examinations, investigations or other proceedings ongoing, pending or threatened in writing in respect of any Taxes or Tax Return of the Company or any of its Subsidiary. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No written claim has been made by an authority of a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such Company or its Subsidiary is subject to taxation by such jurisdiction.

(iii)            Neither the Company nor any of its Subsidiaries is obligated by any written contract, agreement or other arrangement to indemnify any other person (other than the Company and its Subsidiaries) with respect to Taxes. Neither the Company nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification or sharing agreement (other than an agreement exclusively with the Company or its Subsidiaries). Neither the Company nor any of its Subsidiaries is liable under Treasury Regulations Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) for any Tax of any person other than the Company and its Subsidiaries or as a transferee or successor.

(iv)            The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(v)             Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(b)           Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or “controlled corporation” (or successor thereto) in a transaction intended to qualify under Section 355 of the Code in the two (2) years prior to the date of this Agreement or as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(c)           The Company is not an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(d)           The Company has made available to Parent or its legal or accounting representative copies of all federal and state income Tax Returns for the Company and each of its Subsidiaries filed for all periods including and after the period ended December 31, 2016.

(e)           The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(f)            Neither the Company nor any of its Subsidiaries is a successor to any entity that was treated as a publicly traded partnership taxable as a corporation under section 7704(a)(30).

(g)           As used in this Agreement, (i) “Taxes” means any and all U.S. or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, occupation, property, transfer, sales, use, capital stock, severance, alternative minimum, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added or other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or a similar nature to any of the foregoing, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

Section 3.14        Employment and Labor Matters.

(a)           (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor-related agreement or arrangement with any labor union, labor organization or other employee representative body (the “Company Labor Agreements”); there are no collective bargaining agreements or other labor-related agreements or arrangements that pertain to any employee of the Company or any of its Subsidiaries; and no employee of the Company or any of its Subsidiaries is represented by any labor union, labor organization or other employee representative body with respect to their employment with the Company or its Subsidiary, as applicable, (ii) since December 31, 2017, there have not been any strikes, lockouts, slowdowns, work stoppages or other similar labor disputes involving any employee of the Company or any of its Subsidiaries, and none are in effect or, to the knowledge of the Company, threatened with respect to any employee of the Company or any of its Subsidiaries, (iii) to the knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iv) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened with respect to any employee of the Company or any of its Subsidiaries; except, with respect to (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Except for such matters which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and have been, in compliance with all applicable Laws respecting labor and employment including, without limitation, all Laws respecting wages and hours (including minimum wage, overtime, meal periods and/or rest periods), harassment, classification of employees (both with respect to exempt vs. non-exempt status and employee vs. independent contractor status), health and safety, immigration, civil rights, discrimination, disability rights or benefits, leaves of absence, plant closures and layoffs, collective bargaining, workers’ compensation, prohibitions against retaliation (including whistleblower protections) and labor relations.

(c)           To the knowledge of the Company, since December 31, 2015, no allegations of sexual harassment have been made against (i) any director or officer of the Company or its Subsidiaries or (ii) an employee of the Company or its Subsidiaries at a level of Vice President or above. None of the Company and its Subsidiaries is party to a settlement agreement with a Company Employee that involves allegations relating to sexual harassment by either (i) an officer of the Company or its Subsidiaries or (ii) an employee of the Company or its Subsidiaries at the level of Vice President or above.

Section 3.15        Intellectual Property.

(a)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. Section 3.15(a) of the Company Disclosure Schedule sets forth a true, correct and complete (in all material respects) list as of the date hereof of the material Intellectual Property that is the subject of a registration (including issued patents) or pending application that either (i) the Company or a Subsidiary of the Company owns or (ii) is exclusively licensed to the Company or any of its Subsidiaries for use in their respective businesses. All application and renewal fees, costs, charges, taxes, payments and other steps required for the maintenance, protection or use of the Intellectual Property owned by the Company or any of its Subsidiaries have been timely paid or performed, except where the failure to be so timely paid would not reasonably be expected to have a Company Material Adverse Effect.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the knowledge of the Company, threatened in writing claims by any person against the Company or any of its Subsidiaries alleging infringement by the Company or any of its Subsidiaries for their use of the Intellectual Property owned by the Company or any of its Subsidiaries, (ii) there are no pending or, to the knowledge of the Company, threatened in writing claims by any person (including any employee or contractor) alleging that they have ownership rights in, or are owed payment of any compensation based on development of, Intellectual Property owned by the Company or any of its Subsidiaries, (iii) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe any Intellectual Property rights of any person, (iv) there are no pending or, to the knowledge of the Company, threatened in writing claims by any person against the Company or any of its Subsidiaries alleging any infringement by the Company or any of its Subsidiaries of any Intellectual Property rights of any person, (v) neither the Company nor any of its Subsidiaries has made any claim of a violation, misappropriation or infringement by others of its rights to or in connection with the Intellectual Property owned by the Company or any of its Subsidiaries, (vi) to the knowledge of the Company, no person is infringing any Intellectual Property owned by the Company or any of its Subsidiaries, and (vii) no person has been authorized to make any use whatsoever of any material Intellectual Property owned by the Company or any of its Subsidiaries except pursuant to a valid and enforceable license agreement.

(c)           All persons retained or employed by the Company or any of its Subsidiaries who, in the course of their work, have created material Intellectual Property owned by the Company or any of its Subsidiaries are, to the extent reasonably practicable, individually bound by agreements or operation of law with the Company or applicable Subsidiary of the Company whereby ownership of all such Intellectual Property vests in the Company or applicable Subsidiary of the Company. All such agreements contain terms which, to the extent reasonably practicable, prevent such persons from disclosing confidential information about the Company or its Subsidiaries and their businesses subject to customary disclosure exceptions.

(d)           As used in this Agreement, “Intellectual Property” means all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign: (i) trademarks, trade names, service marks, service names, logos, assumed names, domain names and other similar designations of source or origin, and any registrations or applications for the foregoing, together with the goodwill symbolized by any of the foregoing; (ii) registered and unregistered copyrights; (iii) domain names, and (iv) inventions, patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, extensions and counterparts thereof.

(e)           Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 3.15 are the only representations and warranties being made by the Company in this Agreement with respect to the validity, enforceability or registrability of, or the infringement, misappropriation, dilution or other violation of, a third party’s Intellectual Property rights.

Section 3.16        Real Property.

(a)           With respect to real property owned by the Company or any Subsidiary (such property collectively, the “Company Owned Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) either the Company or a Subsidiary of the Company has good and insurable fee simple title to such Company Owned Real Property, free and clear of all Liens other than Company Permitted Liens, (ii) there are no leases, subleases, licenses, or similar use or occupancy agreements affecting any portion of the Company Owned Real Property, and (iii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Company Owned Real Property or any portion thereof or interest therein. Neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened condemnation proceeding with respect to any Company Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease and other agreement (collectively, the “Company Real Property Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (the “Company Leased Real Property”, and together with the Company Owned Real Property, the “Company Real Property”) at which the operations of the Company or any of its Subsidiaries are conducted is valid, binding and in full force and effect, (ii) neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a portion of a Company Leased Real Property that would reasonably be expected to adversely affect the existing use of the Company Leased Real Property by the Company in operation of its business thereon, and (iii) no uncured default on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder, exists under any Company Real Property Lease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a breach or default on the part of the Company or, if applicable, its Subsidiary, or, to the knowledge of the Company, the landlord thereunder, under a Company Real Property Lease. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of the Company Real Property Leases, in each parcel of Company Leased Real Property, free and clear of all Liens, except for Company Permitted Liens. Neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened condemnation proceeding with respect to any Company Leased Real Property, except such proceeding which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.17        Company Assets. Except as has not had, or would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries own, or otherwise have sufficient and legally enforceable rights to use, all of their respective personal properties and assets (tangible or intangible) (the “Company Personal Property”, and together with the Company Real Property, the “Company Assets”).  The Company and its Subsidiaries have valid title to, or in the case of leased property have valid leasehold interests in, all such Company Personal Property, including all such Company Personal Property reflected in the Company’s balance sheet as of December 31, 2019 (the “Company Balance Sheet”) or acquired since the date thereof (except as may have been disposed of in the ordinary course of business consistent with past practice or may be disposed of after the date of this Agreement in accordance with the terms hereof), in each case free and clear of any Liens, except Company Permitted Liens.  The Company Assets constitute all of the material assets and rights necessary to operate the businesses of the Company and its Subsidiaries in substantially the same manner that the Company and its Subsidiaries have been operating their respective businesses prior to the date hereof, and all significant operating equipment of the Company and its Subsidiaries is in good operating condition in accordance with industry practice, ordinary wear and tear excepted.

Section 3.18        Customers and Suppliers. Section 3.18 of the Company Disclosure Schedule sets forth a true, correct and complete list of (a) the top 15 customers (by annual revenue) of the Company and its Subsidiaries for the years ended December 31, 2018 and December 31, 2019 (each a “Company Top Customer”) and (b) the top 15 suppliers (by annual spend) of the Company and its Subsidiaries for the years ended December 31, 2018 and December 31, 2019 (each a “Company Top Supplier”). Since December 31, 2018 through the date of this Agreement: (a) no Company Top Customer or Company Top Supplier has canceled, substantially reduced, materially and adversely amended, or otherwise terminated its relationship with the Company or any of its Subsidiaries; (b) no Company Top Customer or Company Top Supplier has threatened to, or, to the knowledge of the Company, intends to, cancel, substantially reduce, materially and adversely amend, or otherwise terminate its relationship with the Company or any of its Subsidiaries or its usage of the services of the Company or any of its Subsidiaries; and (c) neither the Company nor any of its Subsidiaries has any direct or indirect ownership interest that is material to the Company and its Subsidiaries taken as a whole in any Company Top Customer or Company Top Supplier.

Section 3.19        Required Vote of the Company Stockholders. (a) The affirmative vote of a majority of the outstanding Company Common Stock entitled to vote on this Agreement and the Merger is the only vote of holders of securities of the Company which is required to approve this Agreement and the Merger (the “Company Stockholder Approval”), (b) the action of the Board of Directors of the Company in approving this Agreement is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on “Business Combinations” (as defined the Company’s amended and restated certificate of incorporation) as set forth in the Company’s amended and restated certificate of incorporation and (c) the Company’s amended and restated certificate of incorporation provides that the Company has elected not to be governed by Section 203 of the DGCL, and, to the knowledge of the Company, no other Takeover Laws are applicable to the Merger, this Agreement, the Designated Stockholder Voting Agreement or any of the transactions contemplated hereby and thereby. As used in this Agreement, “Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state antitakeover Laws and regulations.

Section 3.20        Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Tudor, Pickering, Holt & Co. Advisors, LLC to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been materially amended or rescinded as of the date of this Agreement.

Section 3.21        Material Contracts.

(a)           Except for this Agreement and the Company Benefit Plans, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, agreement, license or arrangement (whether written or oral) that:

(i)              is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)             is material to the Company and its Subsidiaries taken as a whole;

(iii)            upon receipt of the Company Stockholder Approval or upon the consummation of the Merger or any other transaction contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, Merger Sub, the Company or the Surviving Corporation or any of their respective Subsidiaries to any officer, director, consultant or employee thereof;

(iv)            expressly restrains, limits or impedes the Company’s or any of its Subsidiaries’, or will expressly restrain, limit or impede the Surviving Corporation’s or any of its Affiliates’, ability to compete with or conduct any business or any line of business, including geographic limitations on the Company’s or any of its Subsidiaries’ or the Surviving Corporation’s or any of its Affiliates’ activities;

(v)             imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to acquire or dispose of the securities of another person;

(vi)            (1) excluding accounts payable arising in the ordinary course of business, (A) evidences Indebtedness of the Company or any of its Subsidiaries to any third party, (B) guarantees any such Indebtedness of a third party or (C) contains a covenant restricting the payment of dividends, or (2) has the economic effect of any of the items set forth in subclause (1) above;

(vii)           is a joint venture agreement, joint operating agreement, partnership agreement or other similar contract or agreement involving a sharing of profits and expenses;

(viii)          provides for (1) an increase in any benefit thereunder, or acceleration of the vesting of any benefit thereunder, as a result of the occurrence of any of the transactions contemplated by this Agreement, or (2) the calculation of the value of any of the benefits thereunder on the basis of any of the transactions contemplated by this Agreement (including any equity or equity-based plan, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan);

(ix)             is a shareholder rights agreement or otherwise provides for the issuance of any securities in respect of this Agreement or the Merger;

(x)              relates to the sale of any Company Assets in excess of $500,000, except any such agreement (1) (A) under which the sale transaction has previously closed and is so reflected on the Company’s financial statements and (B) that contains no continuing obligation of the Company or (2) that relates solely to an intercompany transaction among the Company and its Subsidiaries in the ordinary course of business consistent with past practices;

(xi)             relates to the acquisition by the Company or any of its Subsidiaries of any person or other business organization, division or business of such person (including through merger or consolidation or the purchase of an equity interest in or a portion of the assets of such person or by any other manner), other than those (1) under which the sale transaction has previously closed and is so reflected on the Company’s financial statements and (2) that contain no continuing obligation of the Company;

(xii)           contains any “most favored nation” or most favored customer provision;

(xiii)          contains any provision that requires the purchase of all or a material portion of the Company's or any of its Subsidiaries' requirements for a given product or service from another person, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(xiv)         grants any right of first refusal, right of first offer, or similar right with respect to any material Company Assets;

(xv)           is with a Governmental Entity; or

(xvi)         other than those agreements listed in clauses (i) to (xv) above, involve payments by the Company and its Subsidiaries in excess of $500,000 during any 12-month period and that are not terminable without premium or penalty on less than thirty (30) days’ notice.

All contracts of the types referred to in clauses (i) through (xvii) in this Section 3.21(a) are referred to herein as “Company Material Contracts.” Section 3.21(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, correct and complete list, and the Company has made available to Parent true, correct and complete copies, of each Company Material Contract.

(b)           Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no event has occurred through the Company’s or any of its Subsidiary’s action or inaction or, to the knowledge of the Company, through the action of inaction of any person who is a counterparty to a Company Material Contract, that with notice or lapse of time or both would result in the termination of or a right of termination or cancellation under any Company Material Contract or accelerate the performance or obligations required thereby, or result in the loss of any material benefit to the Company under the terms of any Company Material Contract. As of the date hereof, neither the Company nor any of its Subsidiaries has received any notice of the intention of any person who is counterparty to a Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract, nor to the knowledge of the Company, is any such person threatening to do so.

Section 3.22        Finders or Brokers. Except for Tudor, Pickering, Holt & Co. Advisors, LLC, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.23        Insurance. The Company and its Subsidiaries maintain insurance in such amounts and against such risks substantially as is customary for the industries in which the Company and its Subsidiaries operate. As of the date hereof, each such insurance policy is in full force and effect, all premiums due to date thereunder have been paid in full, no such policy has been exhausted by payment of claims, and none of the Company or any of its Subsidiaries is in default in any material respect with respect to any other obligations thereunder. Neither the Company nor any of its Subsidiaries has received notice of any pending or threatened cancellation or material premium increase (retroactive or otherwise) with respect to any such material insurance policy, and each of its Subsidiaries is in compliance in all material respects with all conditions contained therein.

Section 3.24        Related Party Transactions. As of the date of this Agreement, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than the Subsidiaries of the Company) on the other hand, of the type required to be reported in any Company SEC Document pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been disclosed therein.

Section 3.25        Company IT Systems; Privacy and Data Security.

(a)           Since December 31, 2018, there has been no malfunction or failure, continued substandard performance or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries take commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining backup, disaster recovery, and software and hardware support arrangements, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Since December 31, 2018, the Company and each of its Subsidiaries have complied with all applicable Laws and all internal or publicly posted policies concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company's and its Subsidiaries' businesses, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since December 31, 2018, the Company and its Subsidiaries have not: (i) to the knowledge of the Company after reasonable inquiry, experienced any actual, alleged, or suspected data breach or other security incident involving personal information in their possession or control; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other claim, action or proceeding by any Governmental Entity or other person concerning the Company's or any of its Subsidiaries' collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, in each case (in respect of the foregoing (i) and (ii)), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           As used in this Agreement, “Company IT Systems” means all information technology assets, hardware, software, systems and networks (including third party provided systems and services) that are both owned by or licensed or leased to the Company and used in connection with the operation of or by its business.

Section 3.26        No Additional Representations. The Company acknowledges that neither Parent nor Merger Sub makes any representation or warranty, express or implied, as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that neither Parent nor Merger Sub makes any representation or warranty, express or implied, with respect to (a) any projections, estimates or budgets delivered or made available to the Company (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and its Subsidiaries or (b) the future business and operations of Parent and its Subsidiaries. The Company is not relying on any representation, warranty or other information of any person except for those representations or warranties expressly set forth in this Agreement or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, and no person has been authorized by Parent, its Subsidiaries (including Merger Sub) or any other person on behalf of Parent to make any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by Parent or Merger Sub as having been authorized by such entity.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents (excluding any disclosures set forth in any “risk factor” section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature) furnished or filed and publicly available not later than one (1) business day prior to the date of this Agreement, where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1            Qualification, Organization, Subsidiaries.

(a)           Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets, to carry on its business as presently conducted and to perform its material obligations under all Parent Material Contracts and is qualified to do business, and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in the case of the Subsidiaries of Parent, where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)          As used in this Agreement, a “Parent Material Adverse Effect” means a Material Adverse Effect on Parent.

(c)           Parent has made available to the Company prior to the date of this Agreement a true and complete copy of Parent’s amended and restated certificate of incorporation and by-laws, each as amended through the date hereof (collectively, the “Parent Organizational Documents”).

Section 4.2            Capital Stock.

(a)           The authorized capital stock of Parent consists of 110,000,000 shares of Parent Common Stock and 11,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”). As of April 30, 2020, (i) 25,287,186  shares of Parent Common Stock were issued and outstanding, including all restricted shares of Parent Common Stock outstanding as of such date granted pursuant to the KLX Energy Services Holdings, Inc. Long-Term Incentive Plan or the KLX Energy Services Holdings, Inc. Non-Employee Directors Stock and Deferred Compensation Plan ((collectively with the KLX Energy Services Holdings, Inc. Employee Stock Purchase Plan (the “Parent ESPP”), the “Parent Stock Plans”, and such restricted shares, the “Parent Equity Awards”)), (ii) 518,831 shares of Parent Common Stock were held in treasury and (iii) no shares of Parent Preferred Stock were issued or outstanding. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights, with no personal liability attaching to the ownership thereof, and all shares of Parent Common Stock reserved for issuance as noted in clause (iii), when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights, with no personal liability attaching to the ownership thereof.

(b)          Except as set forth in subsection (a) above and for rights under the Parent ESPP, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which Parent or any of its Subsidiaries is a party obligating Parent or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such shares or equity interests or any securities the value of which is based on such shares or equity interests (including any phantom awards or stock appreciation rights), (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests or (iv) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

(c)           Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. No member of the Board of Directors of Parent nor any named executive officer of Parent owns more than 5% of the outstanding bonds, debentures, notes or other indebtedness of Parent.

(d)           There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of Parent or any of its Subsidiaries.

(e)           As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Acquiror, an indirect wholly owned Subsidiary of Parent, and all of the outstanding equity interest in Acquiror is, and at the Effective Time will be, owned by Krypton Holdco, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Acquiror Holdco”). Merger Sub has outstanding no option, warrant, right or any other agreement pursuant to which any person other than Acquiror may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(f)           Section 4.2(f) of the Parent Disclosure Schedule sets forth a true, correct and complete list of the Parent Equity Awards, including, with respect to each such award, the name of the holder thereof, the number of shares subject to each such award and the vesting schedule (including any performance conditions) thereof. All grants of Parent Equity Awards were validly made and properly approved by the Board of Directors of Parent (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and recorded on the consolidated financial statements of Parent in accordance with GAAP.

Section 4.3            Corporate Authority Relative to this Agreement; No Violation.

(a)           Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement (including the Designated Stockholder Voting Agreement) and, subject to, in the case of the consummation of the Merger, receipt of the Parent Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of each of Parent and Merger Sub and, except for the Parent Stockholder Approval, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby. As of the date hereof, the Board of Directors of Parent has resolved, by the unanimous vote of the directors present at a meeting duly called at which a quorum of the Board of Directors of Parent was present, to recommend that Parent’s stockholders approve (i) an amendment to the Parent’s Certificate of Incorporation to authorize the Board of Directors of Parent to effect a reverse stock split of all outstanding shares of Parent Common Stock at a reverse stock split ratio of 10:1 or as otherwise determined by Parent (the “Reverse Stock Split” and such amendment, the “Charter Amendment”), (ii) the issuance of shares (the “Stock Issuance”) of Parent Common Stock in connection with the Merger and (iii) an amendment to the KLX Energy Services, Inc. Long-Term Incentive Plan to increase the number of shares of Parent Common Stock authorized to be issued under such plan in an amount to be determined by the Board of Directors of Parent (the “Plan Amendment” and, collectively, the “Parent Recommendation”). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, constitutes the legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)          Other than in connection with or in compliance with (i) the DGCL, (ii) the Exchange Act, (iii) the Securities Act, (iv) the rules and regulations of NASDAQ and (v) the approvals set forth on Section 4.3(b) of the Parent Disclosure Schedule (collectively, the “Parent Approvals”), and subject to the accuracy of the representations and warranties of the Company in Section 3.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)           The execution, delivery and performance by Parent and Merger Sub of this Agreement does not, and, except as described in Section 4.3(b), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries (other than with respect to the Parent ABL Facility (as defined below)) or result in the creation of any Liens, upon any of the properties or assets of Parent or any of its Subsidiaries, other than any Lien which (A) is a lien for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established, (B) is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) is disclosed on the most recent consolidated balance sheet of Parent or notes thereto or securing liabilities reflected on such balance sheet, (D) is a Lien upon real property, but which does not and would not reasonably be expected to materially impair the continued use of a Parent Owned Real Property or a Parent Leased Real Property as currently operated, or (E) is a non-exclusive license of or other non-exclusive grant of rights to use or obligations with respect to Intellectual Property (each of the foregoing, a “Parent Permitted Lien”), (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended or restated, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)           Assuming the repayment by Parent of any amounts outstanding under the Company ABL Facility and the release of all Liens granted in connection therewith in accordance with Section 5.17, the execution, delivery and performance by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, that certain Credit Agreement, dated as of August 10, 2018 (as amended by the First Amendment to Credit Agreement, dated as of October 22, 2018, and as further amended by the Second Amendment to Credit Agreement, dated as of June 10, 2019, the “Parent ABL Facility”), among Parent, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent.

Section 4.4            Reports and Financial Statements.

(a)           Parent and each of its Subsidiaries has timely filed or furnished all forms, documents and reports (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished prior to the date hereof by it with the SEC (the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments from any comment letters of the staff of the SEC received by Parent relating to any Parent SEC Document. None of the Parent SEC Documents is, to the knowledge of Parent, the subject of ongoing SEC review. Parent, prior to the date hereof, made available to the Company or its Representatives true, correct and complete copies of all SEC comment letters received, and response letters submitted and other material correspondence with the SEC, with respect to the Parent SEC Documents to the extent such comment letters, response letters and other correspondence are not publicly available.

(b)           The consolidated financial statements (including all related notes and schedules) of Parent included in or incorporated by reference into the Parent SEC Documents fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). As of the date hereof, Deloitte & Touche LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c)           Neither Parent nor any of its Subsidiaries is a party to, nor has any commitment to become a party to, any material off-balance sheet partnership or any similar contract or any material “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case, that is required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K under the Securities Act that has not been so disclosed in the Parent SEC Documents.

Section 4.5            Internal Controls and Procedures. Parent and each of its Subsidiaries has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2019, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal control over financial reporting prior to the date hereof, management of Parent has disclosed to Parent’s auditors and the audit committee of the Board of Directors of Parent, to the knowledge of Parent: (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and each such significant deficiency, material weakness and fraud so disclosed to Parent’s auditors, if any, has been disclosed to the Company prior to the date hereof.

Section 4.6            No Undisclosed Liabilities. Except (a) as reflected or reserved against in Parent’s consolidated balance sheets (or the notes thereto) included in the Parent SEC Documents, (b) as permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred since December 31, 2019 in the ordinary course of business consistent with past practice and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither Parent nor any Subsidiary of Parent has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (or in the notes thereto), other than those which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.7            Compliance with Law; Permits.

(a)           Parent and each of its Subsidiaries are, and since December 31, 2017 have been, in compliance with and are not, and since December 31, 2017 have not been, in default under or in violation of any applicable Law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since December 31, 2017, neither Parent nor any of its Subsidiaries has received any written notice or, to the knowledge of Parent, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Parent and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of any Governmental Entity, and all rights under any Parent Material Contract with any Governmental Entity, necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent is, and each of its Subsidiaries is, in compliance in all respects with the terms and requirements of such Parent Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8            Environmental Laws and Regulations. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) (A) no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, (B) no penalty has been assessed against, and (C) to the knowledge of Parent, no investigation, action, claim, suit, proceeding or review is pending or is threatened by any Governmental Entity or other person against Parent or any Subsidiary of Parent or, to the knowledge of Parent and its Subsidiaries, against any person or entity whose liability Parent or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, that, in each case, relates to, or arises out of any Environmental Law, (ii) Parent and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity without any liability to Parent or any of its Subsidiaries, since December 31, 2015 have been, in compliance with all Environmental Laws (which compliance includes, but is not limited to, possession of all material permits and issuances of all notices required under Environmental Laws for the conduct of their business and compliance with the terms and conditions thereof), (iii) neither Parent nor any of its Subsidiaries is obligated to conduct or pay for, and is not conducting or paying for, any response or corrective action under any Environmental Law at any location, (iv) to the knowledge of Parent, there has been no release or threatened release of Hazardous Materials at any real property currently or formerly owned, leased or operated by Parent or any Subsidiary of Parent or at any offsite disposal location used by Parent or any Subsidiary of Parent to dispose of any Hazardous Materials, in each case in concentrations or under circumstances that would require reporting or be reasonably likely to result in or require investigation, remediation or other corrective or response action by Parent or any Subsidiary of Parent or, to the knowledge of Parent and its Subsidiaries, by any person or entity whose liability Parent or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, under any Environmental Law, and (v) neither Parent nor any of its Subsidiaries is party to any order, judgment or decree that imposes any obligations under any Environmental Law.

Section 4.9            Employee Benefit Plans.

(a)           Section 4.9(a) of the Parent Disclosure Schedule lists all material Parent Benefit Plans and Parent has made available to the Company true, correct and complete copies of: (i) all plan documents, including all amendments thereto (or, in the case of any Parent Benefit Plan that is unwritten, a summary thereof) evidencing each Parent Benefit Plan, (ii) the three most recent annual reports (e.g., Form Series 5500), if any, required under ERISA, the Code or other applicable Laws in connection with each Parent Benefit Plan; (iii) the most recent actuarial reports (if applicable) for all Parent Benefit Plans; (iv) the most recent summary plan description and summaries of material modifications, if any, required under ERISA or other applicable Laws with respect to each Parent Benefit Plan; and (v) the most recent IRS determination or opinion letter issued with respect to each Parent Benefit Plan intended to be qualified under Section 401(a) of the Code. In all material respects, (i) each Parent Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, (ii) all contributions or other amounts payable by Parent or any of its Subsidiaries with respect to each Parent Benefit Plan in respect of the current or prior plan years have been timely paid or properly accrued in accordance with generally accepted accounting principles with the terms of each of the Parent Benefit Plans, and applicable Law and (iii) there are no pending or threatened claims (other than routine claims for benefits) or audits, investigations or proceedings by a Governmental Entity by, on behalf of or against any Parent Benefit Plan or any trust related thereto. For purposes of this Agreement, “Parent Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is established, sponsored, maintained or contributed to, or required to be contributed to, or in respect of which Parent or any of its Subsidiaries have any liability, whether direct or contingent. The Parent Benefit Plans include “employee benefit plans” within the meaning of Section 3(3) of ERISA, and all employment, collective bargaining, retirement, pension, severance, retention, termination or change in control agreements, and plans policies, or arrangements providing deferred compensation, equity or equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, dental, life insurance, welfare, vacation, sick pay or paid time off, fringe or other benefits or remuneration of any kind.

(b)           Each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and nothing has occurred that could adversely affect the qualification or tax exemption of any such Parent Benefit Plan. Neither Parent nor any of its Subsidiaries has engaged in a transaction in connection with which Parent or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code which would reasonably be likely to result in any liability which is material to Parent or any of its Subsidiaries, taken as a whole.

(c)           There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a material liability of Parent or any Parent ERISA Affiliate following the Effective Time. For purposes of this Agreement, “Parent ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that would be treated together with Parent or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(d)           Parent maintains no Parent Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. None of the Parent Benefit Plans is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), and none of Parent, any Subsidiary of Parent or any Parent ERISA Affiliate has ever during the past six (6) years contributed to, been required to contribute to or otherwise had any obligation or liability in connection with such a multiple employer plan or multiemployer plan.

(e)           Other than as would not give rise to any material liability or obligation of Parent or its Subsidiaries, or as required by applicable Law, (i) no Parent Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any person, and (ii) none of Parent or any of its Subsidiaries has any obligation to provide such benefits (excluding any Parent Benefit Plan that provides for employer payment or subsidy of COBRA premiums).

(f)            The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, except as expressly provided in this Agreement or as required by applicable Law (i) entitle any current or former employee, consultant, director or officer of Parent or any of its Subsidiaries (collectively, the “Parent Employees”) to severance pay or any material increase in severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such Parent Employee, except as expressly provided in this Agreement, (iii) directly or indirectly cause Parent to transfer or set aside any assets to fund any material benefits under any Parent Benefit Plan, (iv) otherwise give rise to any material liability under any Parent Benefit Plan or (v) limit or restrict the ability of Parent to amend or terminate any Parent Benefit Plan at any time.

(g)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, result in the payment of any amount to a Parent Employee that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(h)           Each Parent Benefit Plan has been operated in compliance in all material respects with Section 409A of the Code. Except as set forth on Section 4.9(h) of the Parent Disclosure Schedule, no director, officer, employee or service provider of Parent or its Subsidiaries is entitled to a gross-up, make-whole or indemnification payment with respect to taxes imposed under Section 409A or Section 4999 of the Code.

(i)            Other than as would not give rise to any material liability or obligation of Parent or its Subsidiaries, there are no pending or, to the knowledge of Parent, threatened claims by or on behalf of any Parent Benefit Plan, by any employee or beneficiary covered under any Parent Benefit Plan or otherwise involving any Parent Benefit Plan (other than routine claims for benefits).

Section 4.10        Absence of Certain Changes or Events. Since December 31, 2019, (a) except as otherwise contemplated by this Agreement, the businesses of Parent and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business, and (b) there has not been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Parent Material Adverse Effect. Except as set forth on Section 4.10 of the Parent Disclosure Schedule, since December 31, 2019, neither Parent nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of the covenants set forth in Section 5.2(b)(ii), Section 5.2(b)(iv), Section 5.2(b)(ix), Section 5.2(b)(x), Section 5.2(b)(xi), Section 5.2(b)(xv), Section 5.2(b)(xx), Section 5.2(b)(xxiii), Section 5.2(b)(xxiv), or Section 5.2(b)(xxvi).

Section 4.11        Investigations; Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) there is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries, or, to the knowledge of Parent, an officer or director of Parent or any of its Subsidiaries in his or her capacity as such, (b) there are no legal, administrative, arbitral or other claims, actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of Parent, threatened) against or affecting Parent or any of its Subsidiaries, any of their respective properties, or, to the knowledge of Parent, an officer or director of Parent or any of its Subsidiaries in his or her capacity as such at law or in equity and (c) there are no orders, writs, assessments, decisions, injunctions, rulings, judgments or decrees of, or before, any Governmental Entity against or affecting Parent or any of its Subsidiaries, any of their respective properties or, to the knowledge of Parent, an officer or director of Parent or any of its Subsidiaries in his or her capacity as such.

Section 4.12        Information Supplied. None of the information provided by Parent or its Subsidiaries for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Joint Proxy Statement will, at the date it is first mailed to Parent’s stockholders and the Company’s stockholders or at the time of the Parent Stockholders’ Meeting or the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement (other than the portion thereof relating solely to the Company Stockholders’ Meeting) and the Form S-4 (other than the portion thereof based on information supplied by the Company for inclusion or incorporation by reference therein, with respect to which no representation is made by Parent or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement which were not supplied by or on behalf of Parent.

Section 4.13        Tax Matters.

(a)               Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i)                 Parent and its Subsidiaries (A) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by or with respect to Parent or any of its Subsidiaries, and all such Tax Returns are true, correct and complete, (B) have duly and timely paid all Taxes that are due and payable by Parent or any of its Subsidiaries (other than Taxes that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the financial statements included in Parent SEC Documents), (C) have adequate accruals and reserves in accordance with GAAP on the financial statements included in the Parent SEC Documents for all Taxes payable by Parent or any of its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and (D) have not received written notice of any assessment of or deficiency for any Tax from any Governmental Entity, against Parent or any of its Subsidiaries for which there are not adequate reserves on the financial statements included in the Parent SEC Documents.

(ii)              There are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Parent Permitted Liens. There are no disputes, audits, examinations, investigations or other proceedings ongoing, pending or threatened in writing in respect of any Taxes or Tax Return of Parent or any of its Subsidiary. Neither Parent nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No written claim has been made by an authority of a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that such Parent or its Subsidiary is subject to taxation by such jurisdiction.

(iii)            Neither Parent nor any of its Subsidiaries is obligated by any written contract, agreement or other arrangement to indemnify any other person (other than Parent and its Subsidiaries) with respect to Taxes. Neither Parent nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification or sharing agreement (other than an agreement exclusively with Parent or its Subsidiaries). Neither Parent nor any of its Subsidiaries is liable under Treasury Regulations Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) for any Tax of any person other than Parent and its Subsidiaries or as a transferee or successor.

(iv)             Parent and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(v)               Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(b)               Neither Parent nor any of its Subsidiaries has been a “distributing corporation” or “controlled corporation” (or successor thereto) in a transaction intended to qualify under Section 355 of the Code in the two (2) years prior to the date of this Agreement or as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(c)               Parent is not an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(d)               Parent has made available to the Company or its legal or accounting representative copies of all federal and state income Tax Returns for Parent and each of its Subsidiaries filed for all periods including and after the period ended January 31, 2019.

(e)               Parent has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(f)                Each of Acquiror Holdco and Acquiror is properly classified as a corporation for U.S. federal income tax purposes.

Section 4.14        Employment and Labor Matters.

(a)               (i) Neither Parent nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor-related agreement or arrangement with any labor union, labor organization or other employee representative body (the “Parent Labor Agreements”); there are no collective bargaining agreements or other labor-related agreements or arrangements that pertain to any employee of Parent or any of its Subsidiaries; and no employee of Parent or any of its Subsidiaries is represented by any labor union, labor organization or other employee representative body with respect to his or her employment with Parent or its Subsidiary, as applicable, (ii) since December 31, 2017, there have not been any strikes, lockouts, slowdowns, work stoppages or other similar labor disputes involving any employee of Parent or any of its Subsidiaries, and none are in effect or, to the knowledge of the Company, threatened with respect to any employee of Parent or any of its Subsidiaries, (iii) to the knowledge of Parent, there is no union organizing effort pending or threatened against Parent or any of its Subsidiaries, (iv) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Parent, threatened with respect to any employee of Parent or any of its Subsidiaries; except, with respect to (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)               Except for such matters which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries are, and have been, in compliance with all applicable Laws respecting labor and employment including, without limitation, all Laws respecting wages and hours (including minimum wage, overtime, meal periods and/or rest periods), harassment, classification of employees (both with respect to exempt vs. non-exempt status and employee vs. independent contractor status), health and safety, immigration, civil rights, discrimination, disability rights or benefits, leaves of absence, plant closures and layoffs, collective bargaining, workers’ compensation, prohibitions against retaliation (including whistleblower protections) and labor relations.

(c)               To the knowledge of Parent, since December 31, 2015, no allegations of sexual harassment have been made against (i) any director or officer of Parent or its Subsidiaries or (ii) an employee of Parent or its Subsidiaries at a level of Vice President or above. None of Parent and its Subsidiaries is party to a settlement agreement with a Parent Employee that involves allegations relating to sexual harassment by either (i) an officer of Parent or its Subsidiaries or (ii) an employee of Parent or its Subsidiaries at the level of Vice President or above.

Section 4.15        Intellectual Property.

(a)               Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Subsidiary of Parent owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. Section 4.15(a) of the Parent Disclosure Schedule sets forth a true, correct and complete (in all material respects) list as of the date hereof of the material Intellectual Property that is the subject of a registration (including issued patents) or pending application that either (i) Parent or a Subsidiary of Parent owns or (ii) is licensed exclusively to Parent or any of its Subsidiaries for use in their respective businesses. All application and renewal fees, costs, charges, taxes, payments and other steps required for the maintenance, protection or use of the Intellectual Property owned by Parent or any of its Subsidiaries have been timely paid or performed, except where the failure to be so timely paid would not reasonably be expected to have a Parent Material Adverse Effect.

(b)               Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there are no pending or, to the knowledge of Parent, threatened in writing claims by any person against Parent or any of its Subsidiaries alleging infringement by Parent or any of its Subsidiaries for their use of the Intellectual Property owned by Parent or any of its Subsidiaries, (ii) there are no pending or, to the knowledge of Parent, threatened in writing claims by any person (including any employee or contractor) alleging that they have ownership rights in, or are owed payment of any compensation based on development of, Intellectual Property owned by Parent or any of its Subsidiaries, (iii) to the knowledge of Parent, the conduct of the business of Parent and its Subsidiaries does not infringe any Intellectual Property rights of any person, (iv) there are no pending or, to the knowledge of Parent, threatened in writing claims by any person against Parent or any of its Subsidiaries alleging any infringement by Parent or any of its Subsidiaries of any Intellectual Property rights of any person, (v) neither Parent nor any of its Subsidiaries has made any claim of a violation, misappropriation or infringement by others of its rights to or in connection with the Intellectual Property owned by Parent or any of its Subsidiaries, (vi) to the knowledge of Parent, no person is infringing any Intellectual Property owned by Parent or any of its Subsidiaries, and (vii) no person has been authorized to make any use whatsoever of any material Intellectual Property owned by Parent or any of its Subsidiaries except pursuant to a valid and enforceable license agreement.

(c)               All persons retained or employed by Parent or any of its Subsidiaries who, in the course of their work, have created material Intellectual Property owned by Parent or any of its Subsidiaries are, to the extent reasonably practicable, individually bound by agreements or operation of law with Parent or applicable Subsidiary of Parent whereby ownership of all such Intellectual Property vests in Parent or applicable Subsidiary of Parent. All such agreements contain terms which, to the extent reasonably practicable, prevent such persons from disclosing confidential information about Parent or its Subsidiaries and their businesses subject to customary disclosure exceptions.

(d)               Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 4.15 are the only representations and warranties being made by Parent in this Agreement with respect to the validity, enforceability or registrability of, or the infringement, misappropriation, dilution or other violation of, a third party’s Intellectual Property rights.

Section 4.16        Real Property.

(a)               With respect to real property owned by Parent or any Subsidiary (such property collectively, the “Parent Owned Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) either Parent or a Subsidiary of Parent has good and insurable fee simple title to such Parent Owned Real Property, free and clear of all Liens other than Parent Permitted Liens, (ii) there are no leases, subleases, licenses, or other similar use or occupancy agreements affecting any portion of the Parent Owned Real Property, and (iii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Parent Owned Real Property or any portion thereof or interest therein. Neither Parent nor any of its Subsidiaries has received written notice of any pending or threatened condemnation proceeding with respect to any Parent Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)               Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each lease, sublease and other agreement (collectively, the “Parent Real Property Leases”) under which Parent or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (the “Parent Leased Real Property”, and together with the Parent Owned Real Property, the “Parent Real Property”) at which the operations of Parent or any of its Subsidiaries are conducted is valid, binding and in full force and effect, (ii) neither Parent nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Parent Leased Real Property that would reasonably be expected to adversely affect the existing use of the Parent Leased Real Property by Parent in operation of its business thereon, and (iii) no uncured default on the part of Parent or, if applicable, its Subsidiary or, to the knowledge of Parent, the landlord thereunder, exists under any Parent Real Property Lease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both would constitute a breach or default on the part of Parent or, if applicable, its Subsidiary or, to the knowledge of Parent, the landlord thereunder, under a Parent Real Property Lease. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of the Parent Real Property Leases, in each parcel of Parent Leased Real Property, free and clear of all Liens, except for Parent Permitted Liens. Neither Parent nor any of its Subsidiaries has received written notice of any pending or threatened condemnation proceeding with respect to any Parent Leased Real Property, except such proceeding which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.17        Parent Assets. Except as has not had, or would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries own, or otherwise have sufficient and legally enforceable rights to use, all of their respective personal properties and assets (tangible or intangible) (the “Parent Personal Property”, and together with the Parent Real Property, the “Parent Assets”).  Parent and its Subsidiaries have valid title to, or in the case of leased property have valid leasehold interests in, all such Parent Personal Property, including all such Parent Personal Property reflected in Parent’s balance sheet as of December 31, 2019 (the “Parent Balance Sheet”) or acquired since the date thereof (except as may have been disposed of in the ordinary course of business consistent with past practice or may be disposed of after the date of this Agreement in accordance with the terms hereof), in each case free and clear of any Liens, except Parent Permitted Liens.  The Parent Assets constitute all of the material assets and rights necessary to operate the businesses of Parent and its Subsidiaries in substantially the same manner that Parent and its Subsidiaries have been operating their respective businesses prior to the date hereof, and all significant operating equipment of Parent and its Subsidiaries is in good operating condition in accordance with industry practice, ordinary wear and tear excepted.

Section 4.18        Customers and Suppliers. Section 4.18 of the Parent Disclosure Schedule sets forth a true, correct and complete list of (a) the top 15 customers (by annual revenue) of Parent and its Subsidiaries for the years ended December 31, 2018 and December 31, 2019 (each a “Parent Top Customer”) and (b) the top 15 suppliers (by annual spend) of Parent and its Subsidiaries for the years ended December 31, 2018 and December 31, 2019 (each a “Parent Top Supplier”). Since December 31, 2018 through the date of this Agreement: (a) no Parent Top Customer or Parent Top Supplier has canceled, substantially reduced, materially and adversely amended or otherwise terminated its relationship with Parent or any of its Subsidiaries; (b) no Parent Top Customer or Parent Top Supplier has threatened to, or, to the knowledge of Parent, intends to, cancel, substantially reduce, materially and adversely amend, or otherwise terminate its relationship with Parent or any of its Subsidiaries or its usage of the services of Parent or any of its Subsidiaries; and (c) neither Parent nor any of its Subsidiaries has any direct or indirect ownership interest that is material to Parent and its Subsidiaries taken as a whole in any Parent Top Customer or Parent Top Supplier.

Section 4.19        Required Vote of Parent Stockholders; Merger Sub Approval.

(a)               The affirmative vote of the holders of outstanding Parent Common Stock representing a majority of the shares constituting a quorum with respect to the Stock Issuance at the Parent Stockholders’ Meeting, as required by NASDAQ Listing Rule 5635, is the only vote of holders of securities of Parent which is required to approve the Stock Issuance (the “Parent Stockholder Approval”) and no other vote of the holders of any class or series of Parent capital stock is necessary to approve the Stock Issuance or to approve this Agreement or the transactions contemplated hereby, including the Merger.

(b)               The Board of Directors of Merger Sub, by written consent duly adopted prior to the date hereof, (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of Merger Sub and its stockholder, (ii) duly approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, which adoption has not been rescinded or modified and (iii) submitted this Agreement for adoption by Acquiror, as the sole stockholder of Merger Sub. Acquiror, as the sole stockholder of Merger Sub, has duly approved and adopted this Agreement and the Merger.

Section 4.20        Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of Goldman Sachs & Co. LLC to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to Parent. Such opinion has not been materially amended or rescinded as of the date of this Agreement.

Section 4.21        Material Contracts.

(a)               Except for this Agreement and the Parent Benefit Plans, as of the date hereof, neither Parent nor any of its Subsidiaries is a party to or bound by any contract, agreement, license or arrangement (whether written or oral) that:

(i)                 is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)              is material to Parent and its Subsidiaries taken as a whole;

(iii)            upon receipt of the Parent Stockholder Approval or upon the consummation of the Merger or any other transaction contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, Merger Sub, the Company or the Surviving Corporation or any of their respective Subsidiaries to any officer, director, consultant or employee thereof;

(iv)             expressly restrains, limits or impedes Parent’s or any of its Subsidiaries’, or will expressly restrain, limit or impede the Surviving Corporation’s or any of its Affiliates’, ability to compete with or conduct any business or any line of business, including geographic limitations on Parent’s or any of its Subsidiaries’ or the Surviving Corporation’s or any of its Affiliates’ activities;

(v)               imposes any material restriction on the right or ability of Parent or any of its Subsidiaries to acquire or dispose of the securities of another person;

(vi)             (1) excluding accounts payable arising in the ordinary course of business, (A) evidences Indebtedness of Parent or any of its Subsidiaries to any third party, (B) guarantees any such Indebtedness of a third party or (C) contains a covenant restricting the payment of dividends, or (2) has the economic effect of any of the items set forth in subclause (1) above;

(vii)          is a joint venture agreement, joint operating agreement, partnership agreement or other similar contract or agreement involving a sharing of profits and expenses;

(viii)        provides for (1) an increase in any benefit thereunder, or acceleration of the vesting of any benefit thereunder, as a result of the occurrence of any of the transactions contemplated by this Agreement, or (2) the calculation of the value of any of the benefits thereunder on the basis of any of the transactions contemplated by this Agreement (including any equity or equity-based plan, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan);

(ix)             is a shareholder rights agreement or otherwise provides for the issuance of any securities in respect of this Agreement or the Merger;

(x)               relates to the sale of any Parent Assets in excess of $500,000, except any such agreement (1) (A) under which the sale transaction has previously closed and is so reflected on Parent’s financial statements and (B) that contains no continuing obligation of Parent or (2) that relates solely to an intercompany transaction among Parent and its Subsidiaries in the ordinary course of business consistent with past practices;

(xi)             relates to the acquisition by Parent or any of its Subsidiaries of any person or other business organization, division or business of such person (including through merger or consolidation or the purchase of an equity interest in or a portion of the assets of such person or by any other manner), other than those (1) under which the sale transaction has previously closed and is so reflected on Parent’s financial statements and (2) that contain no continuing obligation of Parent;

(xii)          contains any “most favored nation” or most favored customer provision;

(xiii)        contains any provision that requires the purchase of all or a material portion of Parent's or any of its Subsidiaries' requirements for a given product or service from another person, which product or service is material to Parents and its Subsidiaries, taken as a whole;

(xiv)         grants any right of first refusal, right of first offer, or similar right with respect to any material Parent Assets;

(xv)           is with a Governmental Entity; or

(xvi)         other than those agreements listed in clauses (i) to (xv) above, involve payments by Parent and its Subsidiaries in excess of $500,000 during any 12-month period and that are not terminable without premium or penalty on less than thirty (30) days’ notice.

All contracts of the types referred to in clauses (i) through (xvii) in this Section 4.21(a) are referred to herein as “Parent Material Contracts.” Section 4.21(a) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a true, correct and complete list, and Parent has made available to Company true, correct and complete copies, of each Parent Material Contract.

(b)               Neither Parent nor any Subsidiary of Parent is in breach of or default under the terms of any Parent Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent which is party thereto and, to the knowledge of Parent, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no event has occurred through Parent’s or any of its Subsidiary’s action or inaction or, to the knowledge of Parent, through the action of inaction of any person who is a counterparty to a Parent Material Contract, that with notice or lapse of time or both would result in the termination of or a right of termination or cancellation under any Parent Material Contract or accelerate the performance or obligations required thereby, or result in the loss of any material benefit to Parent under the terms of any Parent Material Contract. As of the date hereof, neither Parent nor any of its Subsidiaries has received any notice of the intention of any person who is counterparty to a Parent Material Contract to terminate for default, convenience or otherwise any Parent Material Contract, nor to the knowledge of Parent, is any such person threatening to do so.

Section 4.22        Finders or Brokers. Except for Goldman Sachs & Co. LLC, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.23        Insurance. Parent and its Subsidiaries maintain insurance in such amounts and against such risks substantially as is customary for the industries in which Parent and its Subsidiaries operate. As of the date hereof, each such insurance policy is in full force and effect, all premiums due to date thereunder have been paid in full, no such policy has been exhausted by payment of claims, and none of Parent of any of its Subsidiaries is in default in any material respect with respect to any other obligations thereunder. Neither Parent nor any of its Subsidiaries has received notice of any pending or threatened cancellation or material premium increase (retroactive or otherwise) with respect to any such material insurance policy, and each of its Subsidiaries is in compliance in all material respects with all conditions contained therein.

Section 4.24        Lack of Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries beneficially owns directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company, and neither Parent nor any of its Subsidiaries has any rights to acquire any Shares except pursuant to this Agreement. Except as set forth in the Designated Stockholder Voting Agreement, there are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 4.25        Related Party Transactions. As of the date of this Agreement, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Parent or any of its Subsidiaries, on the one hand, and any director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Parent Common Stock (or any of such person’s immediate family members or affiliates) (other than the Subsidiaries of Parent) on the other hand, of the type required to be reported in any Parent SEC Document pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been disclosed therein.

Section 4.26        Parent IT Systems; Privacy and Data Security.

(a)               Since December 31, 2018, there has been no malfunction or failure, continued substandard performance or other cyber incident, including any cyberattack, or other impairment of the Parent IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries take commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Parent IT Systems, including implementing and maintaining backup, disaster recovery, and software and hardware support arrangements, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)               Since December 31, 2018, Parent and each of its Subsidiaries have complied with all applicable Laws and all internal or publicly posted policies concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of Parent's and its Subsidiaries' businesses, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since December 31, 2018, Parent and its Subsidiaries have not: (i) to the knowledge of Parent after reasonable inquiry, experienced any actual, alleged, or suspected data breach or other security incident involving personal information in their possession or control; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other claim, action or proceeding by any Governmental Entity or other person concerning Parent’s or any of its Subsidiaries' collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, in each case (in respect of the foregoing (i) and (ii)), except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)               As used in this Agreement, “Parent IT Systems” means all information technology assets, hardware, software, systems and networks (including third party provided systems and services) that are both owned by or licensed or leased to Parent and used in connection with the operation of or by its business.

Section 4.27        No Additional Representations. Parent and Merger Sub acknowledge that the Company makes no representation or warranty, express or implied, as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representation or warranty, express or implied, with respect to (a) any projections, estimates or budgets delivered or made available to Parent or Merger Sub (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (b) the future business and operations of the Company and its Subsidiaries. Each of Parent and Merger Sub is not relying on any representation, warranty or other information of any person except for those representations or warranties expressly set forth in this Agreement or in any certificate delivered by the Company to Parent in accordance with the terms hereof, and no person has been authorized by the Company, its Subsidiaries or any other person on behalf of the Company to make any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by the Company as having been authorized by such entity.

Article V

COVENANTS AND AGREEMENTS

Section 5.1            Conduct of Business by the Company. From and after the date hereof until the earlier of (x) the Effective Time or (y) the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), except as (w) expressly permitted under this Agreement, (x) required by Law, (y) set forth in the Company Disclosure Schedule, or (z) agreed to in writing by Parent (except as otherwise provided herein, such agreement not to be unreasonably withheld or delayed):

(a)               the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course and (ii) use its reasonable best efforts to (A) preserve intact its present lines of business, (B) maintain its rights and franchises and preserve their relationships with contractors, customers, licensors, licensees, officers, creditors, and suppliers, and (C) maintain its assets and goodwill; and

(b)               the Company shall not, and shall not permit any of its Subsidiaries to:

(i)              authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities), other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company;

(ii)             adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto of the Company or any of its Subsidiaries;

(iii)            except for transactions between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, prepay, redeem, repurchase, defease, cancel or otherwise acquire any Indebtedness or guarantees thereof of the Company or any Subsidiary, other than (A) at stated maturity and (B) any required amortization payments, in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof;

(iv)           make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person, except (A) as set forth on Section 5.1(b)(iv) of the Company Disclosure Schedule or (B) as made in connection with any transaction solely between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(v)            authorize or make any capital expenditures, other than maintenance expenditures as required to operate in the ordinary course of business that individually or in the aggregate do not exceed $1,000,000 (net of recovery of lost-in-hole expenses from customers) in each of the second, third and fourth quarters of 2020;

(vi)           split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(vii)          (A) except in the ordinary course of business consistent with past practice for Company Employees with an annual base salary or wage rate of less than $100,000, increase the compensation or other benefits payable or provided to any Company Employee, (B) grant or announce any new long-term incentives or equity or equity-based awards, or amend or modify the terms of any such outstanding awards, (C) grant any transaction or retention bonuses, (D) pay annual bonuses, (E) increase the severance terms applicable to any Company Employee, (F) hire or promote any Company Employee with an annual base salary or wage rate of more than $100,000 (other than to replace any Company Employee who has resigned or been terminated from a position which the Company has determined is reasonably necessary to be filled in order to operate its business in a commercially reasonable manner, provided, that such replacement is not provided compensation or benefits which are greater than those provided to the Company Employee being replaced); or (G) establish, adopt, enter into or amend, commence participation in or terminate any Company Benefit Plan or any arrangement that would have been a Company Benefit Plan had it been entered into prior to this Agreement;

(viii)        enter into any Company Labor Agreements;

(ix)            waive any restrictive covenant obligations of any Company Employee;

(x)             enter into or make any loans or advances to any of its officers, directors, employees, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons;

(xi)            change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(xii)          adopt any amendment to its certificate of incorporation or by-laws or similar applicable charter documents;

(xiii)        except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for, or the value of which is based on, any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable equity award (except as otherwise provided by the terms of this Agreement or the express terms of any equity awards outstanding on the date hereof), other than the issuance of shares of Company Common Stock in respect of Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the Company Stock Plans as in effect on the date of this Agreement;

(xiv)         except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares;

(xv)           incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), except (A) accounts payable in the ordinary course of business or (B) Indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries; provided, however, that in the case of each of clauses (A)-(B) such Indebtedness does not impose or result in any additional restrictions or limitations on the Company or any of its Subsidiaries or, following the Closing, the Surviving Corporation or any of its Subsidiaries, or subject the Company or any of its Subsidiaries or, following the Closing, the Surviving Corporation or any of its Subsidiaries, to any additional covenants or obligations (other than the obligations to make payment on such Indebtedness) to which the Company or any of its Subsidiaries is not otherwise subject under the terms of any Indebtedness outstanding as of the date hereof;

(xvi)         mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien other than Company Permitted Liens, any of the Company Assets;

(xvii)      except (A) transactions wholly among the Company and its wholly owned Subsidiaries or wholly among the Company’s wholly owned Subsidiaries or (B) sales of inventory in the ordinary course of business, sell, lease, license, transfer, exchange or swap, or otherwise dispose of any of its properties or non-cash assets with a fair market value exceeding $1,000,000 in the aggregate;

(xviii)    enter into or renew any Company Material Contract or any contract with a Company Top Customer or a Company Top Supplier, other than, in each case, following reasonably prompt notice to Parent, any such contract that is (x) entered into or renewed in the ordinary course of business consistent with past practice and on commercially reasonable terms given then-current market conditions and (y) not otherwise prohibited by another provision of this Section 5.1;

(xix)         modify or amend in any material respect, terminate or assign, or waive or assign any material rights under, any Company Material Contract or any contract with a Company Top Customer or a Company Top Supplier (it being agreed and understood that any amendment or modification to the amount or terms of payment under any such contract, in a manner that is adverse to the Company and its Subsidiaries, shall be deemed “material” for purposes of this Section 5.1(b)(xix));

(xx)           take any action, that would result in the Company or any of its Subsidiaries becoming subject to any restriction not in existence on the date hereof with respect to the payment of distributions or dividends;

(xxi)         (A) commence any claim, action or proceeding that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or (B) waive, release, assign, settle or compromise any claim, action or proceeding (including any investigation), other than with respect to any non-monetary terms and conditions therein, impose or require actions that would not reasonably be expected individually or in the aggregate to be material to the Company and its Subsidiaries, taken as a whole;

(xxii)         enter into any agreement, understanding or commitment that materially restrains, limits or impedes the Company’s or any of its Subsidiaries’, or that would reasonably be expected to, after the Effective Time, materially restrain, limit or impede the ability of Parent or any of its Subsidiaries or any of their respective affiliates or any successor’s thereto, to compete with or conduct any business or line of business, including geographic limitations on the Company’s or any of its Subsidiaries’ activities;

(xxiii)        (A) make any change (or file any such change) in any method of Tax accounting; (B) make, change or rescind any Tax election other than in the ordinary course of business; (C) settle or compromise any Tax liability or consent to any claim or assessment relating to Taxes; (D) file any amended income or other material Tax Return or claim for refund; (E) enter into any closing agreement relating to Taxes; or (F) waive or extend the statute of limitations in respect of Taxes;

(xxiv)       write up, write down or write off the book value of any material assets, except to the extent required by GAAP applied in a manner consistent with the Company’s audited financial statements for the year ended December 31, 2019;

(xxv)         fail to use commercially reasonable efforts to keep in force any insurance policy that is currently in effect (or any replacement or renewal policy therefor) providing insurance coverage with respect to the Company, any Subsidiary of the Company or the Company Assets;

(xxvi)        enter into any new line of business outside its existing business segments;

(xxvii)      fail to protect, maintain or otherwise keep in force any Intellectual Property or rights in Intellectual Property owned by the Company or any Subsidiary of the Company; or

(xxviii)      agree, in writing or otherwise, or resolve to take any of the foregoing actions.

Section 5.2            Conduct of Business by Parent. From and after the date hereof until the earlier of (x) the Effective Time or (y) the Termination Date, except as (w) expressly permitted under this Agreement, (x) required by Law, (y) set forth in the Parent Disclosure Schedule, or (z) agreed to in writing by the Company (except as otherwise provided herein, such agreement not to be unreasonably withheld or delayed):

(a)               Parent shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course and (ii) use its reasonable best efforts to (A) preserve intact its present lines of business, (B) maintain its rights and franchises and preserve their relationships with contractors, customers, licensors, licensees, officers, creditors and suppliers, and (C) maintain its assets and goodwill; and

(b)               Parent shall not, and shall not permit any of its Subsidiaries to:

(i)                 authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities), other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Parent;

(ii)              adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto of Parent or any of its Subsidiaries;

(iii)            except for transactions between Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, prepay, redeem, repurchase, defease, cancel or otherwise acquire any Indebtedness or guarantees thereof of Parent or any Subsidiary, other than (A) at stated maturity and (B) any required amortization payments, in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof;

(iv)             make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person except (A) as set forth on Section 5.2(b)(iv) of the Parent Disclosure Schedule or (B) as made in connection with any transaction solely between Parent and a wholly owned Subsidiary of Parent or between wholly owned Subsidiaries of Parent;

(v)               authorize or make any capital expenditures, other than maintenance expenditures as required to operate in the ordinary course of business that individually or in the aggregate do not exceed $1,000,000 (net of recovery of lost-in-hole expenses from customers) in each of the second, third and fourth quarters of 2020;

(vi)             split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Parent which remains a wholly owned Subsidiary after consummation of such transaction;

(vii)          (A) except in the ordinary course of business consistent with past practice for Parent Employees with an annual base salary or wage rate of less than $100,000, increase the compensation or other benefits payable or provided to any Parent Employee, (B) grant or announce any new long-term incentives or equity or equity-based awards, or amend or modify the terms of any such outstanding awards, (C) grant any transaction or retention bonuses, (D) pay annual bonuses, (E) increase the severance terms applicable to any Parent Employee, (F) hire or promote any Parent Employee with an annual base salary or wage rate of more than $100,000 (other than to replace any Parent Employee who has resigned or been terminated from a position which Parent has determined is reasonably necessary to be filled in order to operate its business in a commercially reasonable manner, provided, that such replacement is not provided compensation or benefits which are greater than those provided to the Parent Employee being replaced); or (G) establish, adopt, enter into or amend, commence participation in or terminate any Parent Benefit Plan or any arrangement that would have been a Parent Benefit Plan had it been entered into prior to this Agreement;

(viii)        enter into any Parent Labor Agreement;

(ix)             waive any restrictive covenant obligations of any Parent Employee;

(x)               enter into or make any loans or advances to any of its officers, directors, employees, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons;

(xi)             change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(xii)          adopt any amendment to its certificate of incorporation or by-laws or similar applicable charter documents;

(xiii)        except for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in Parent or any of its Subsidiaries or any securities convertible into or exchangeable for, or the value of which is based on, any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable equity award (except as otherwise provided by the terms of this Agreement or the express terms of any equity awards outstanding on the date hereof), other than issuances of shares of Parent Common Stock in respect of Parent Equity Awards and rights under the Parent ESPP outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the Parent Stock Plans as in effect on the date of this Agreement;

(xiv)         except for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares;

(xv)           incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), except (A) accounts payable in the ordinary course of business or (B) Indebtedness among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries; provided, however, that in the case of each of clauses (A)-(B) such Indebtedness does not impose or result in any additional restrictions or limitations on Parent or any of its Subsidiaries or subject Parent or any of its Subsidiaries to any additional covenants or obligations (other than the obligations to make payment on such Indebtedness) to which Parent or any of its Subsidiaries is not otherwise subject under the terms of any Indebtedness (other than any Indebtedness proposed to be repaid pursuant to Section 5.17) outstanding as of the date hereof;

(xvi)         mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien other than Parent Permitted Liens, any of the Parent Assets;

(xvii)      except (A) transactions wholly among Parent and its wholly owned Subsidiaries or wholly among Parent’s wholly owned Subsidiaries or (B) sales of inventory in the ordinary course of business, sell, lease, license, transfer, exchange or swap, or otherwise dispose of any of its properties or non-cash assets with a fair market value exceeding $1,000,000 in the aggregate;

(xviii)    enter into or renew any Parent Material Contract or any contract with a Parent Top Customer or a Parent Top Supplier, other than, in each case, following reasonably prompt notice to the Company, any such contract that is (x) entered into or renewed in the ordinary course of business consistent with past practice and on commercially reasonable terms given then-current market conditions and (y) not otherwise prohibited by another provision of this Section 5.2;

(xix)         modify or amend in any material respect, terminate or assign, or waive or assign any material rights under, any Parent Material Contract or any contract with a Parent Top Customer or a Parent Top Supplier (it being agreed and understood that any amendment or modification to the amount or terms of payment under any such contract, in a manner that is adverse to Parent and its Subsidiaries, shall be deemed “material” for purposes of this Section 5.2(b)(xix));

(xx)           take any action, that would result in Parent or any of its Subsidiaries becoming subject to any restriction not in existence on the date hereof with respect to the payment of distributions or dividends;

(xxi)         (A) commence any claim, action or proceeding that would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, or (B) waive, release, assign, settle or compromise any claim, action or proceeding (including any investigation), other than with respect to any non-monetary terms and conditions therein, impose or require actions that would not reasonably be expected individually or in the aggregate to be material to Parent and its Subsidiaries, taken as a whole;

(xxii)      enter into any agreement, understanding or commitment that materially restrains, limits or impedes Parent’s or any of its Subsidiaries’, or that would reasonably be expected to, after the Effective Time, materially restrain, limit or impede the ability of Parent or any of its Subsidiaries or any of their respective affiliates or any successor’s thereto, to compete with or conduct any business or line of business, including geographic limitations on Parent’s or any of its Subsidiaries’ activities;

(xxiii)    (A) make any change (or file any such change) in any method of Tax accounting; (B) make, change or rescind any Tax election other than in the ordinary course of business; (C) settle or compromise any Tax liability or consent to any claim or assessment relating to Taxes; (D) file any amended income or other material Tax Return or claim for refund; (E) enter into any closing agreement relating to Taxes; or (F) waive or extend the statute of limitations in respect of Taxes;

(xxiv)     write up, write down or write off the book value of any material assets, except to the extent required by GAAP applied in a manner consistent with Parent’s audited financial statements for the year ended December 31, 2019;

(xxv)       fail to use commercially reasonable efforts to keep in force any insurance policy that is currently in effect (or any replacement or renewal policy therefor) providing insurance coverage with respect to Parent, any Subsidiary of Parent or the Parent Assets;

(xxvi)     enter into any new line of business outside its existing business segments;

(xxvii)  fail to protect, maintain or otherwise keep in force any Intellectual Property or rights in Intellectual Property owned by Parent or any Subsidiary of Parent; or

(xxviii)                        agree, in writing or otherwise, or resolve to take any of the foregoing actions.

Section 5.3            Investigation.

(a)               Each of the Company and Parent shall afford the other party and to (i) the officers and employees and (ii) the accountants, consultants, legal counsel, financial advisors and agents and other representatives (such persons described in this clause (ii), collectively, “Representatives”) of such other party reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding the Company and its Subsidiaries, as Parent may reasonably request, and Parent and its Subsidiaries, as the Company may reasonably request, as the case may be. All requests for access pursuant to this Section 5.3(a) by the Company to Parent shall be made to the Parent employee set forth on Section 5.3(a) of the Parent Disclosure Schedule. All requests for access pursuant to this Section 5.3(a) by Parent to the Company shall be made to the Company employee set forth on Section 5.3(a) of the Company Disclosure Schedule. Notwithstanding the foregoing, neither the Company nor Parent shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to such party or any of its Subsidiaries or would constitute a violation of any applicable Law (it being agreed and understood that the parties shall use their reasonable best efforts to afford such access in a manner that would not result in any such violation or risk of loss of privilege). The foregoing notwithstanding, neither the Company nor Parent, nor any of their respective officers, employees or Representatives, shall be permitted to perform any invasive onsite procedures (including an onsite study) with respect to any property of the other party or any of the other party’s Subsidiaries. No investigation by either of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.

(b)               The parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Evaluation Material”, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement, dated as of March 15, 2020, between the Company and Parent (the “Confidentiality Agreement”).

Section 5.4                 Non-Solicitation by the Company.

(a)               The Company agrees that neither it nor any Subsidiary of the Company, nor any of their respective officers, directors or employees, shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall not authorize or give permission to its and their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage or facilitate the making, submission or announcement of any proposal that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal, (ii) furnish any non-public information regarding the Company or any of its Subsidiaries to, or afford access to the properties, books and records of the Company to, any person (other than Parent or Merger Sub), in connection with or in response to a Company Acquisition Proposal, (iii) engage or participate in any discussions or negotiations with any person (other than Parent or Merger Sub) with respect to any Company Acquisition Proposal, (iv) approve, endorse or recommend any Company Acquisition Proposal or (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or any other agreement providing for any Company Acquisition Transaction (except where the Company has validly terminated this Agreement pursuant to Section 7.1(k)); provided, however, that this Section 5.4 shall not prohibit (A) the Company, or the Board of Directors of the Company, directly or indirectly through any officer, employee or Representative, prior to obtaining the Company Stockholder Approval, from taking any of the actions described in clauses (ii) or (iii) above in response to an unsolicited, written Company Acquisition Proposal that the Board of Directors of the Company concludes in good faith, after consultation with its financial advisors, constitutes or is reasonably expected to result in a Company Superior Offer if (1) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Company Acquisition Proposal would be reasonably likely to be inconsistent with the exercise by the Board of Directors of its fiduciary duties under applicable Laws, (2) such Company Acquisition Proposal did not result from a breach of this Section 5.4(a), (3) the Company gives to Parent the notice required by Section 5.4(b), and (4) the Company furnishes any non-public information provided to, and affords access to the properties, books and records of the Company to, the maker of the Company Acquisition Proposal only pursuant to a confidentiality agreement between the Company and such person on substantially the same terms with respect to confidentiality and use of “Evaluation Material” (as defined in the Confidentiality Agreement) as the Confidentiality Agreement; or (B) the Company from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any Company Acquisition Proposal; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement.

(b)               The Company shall promptly, and in no event later than twenty-four (24) hours after its receipt of any Company Acquisition Proposal, or any request for information relating to the Company or any of its Subsidiaries in connection with a Company Acquisition Proposal, advise Parent orally and in writing of such Company Acquisition Proposal or request (including providing the identity of the person making or submitting such Company Acquisition Proposal or request, and, (x) if it is in writing, an unredacted copy of such Company Acquisition Proposal and any related draft agreements and (y) if oral, a reasonably detailed summary thereof that is made or submitted by any person during the period between the date hereof and the Closing). The Company shall keep Parent informed in all material respects on a prompt basis with respect to any change to the material terms of any such Company Acquisition Proposal (and in no event later than twenty-four (24) hours following any such change). The Company agrees that it shall promptly provide to Parent any information concerning itself or its Subsidiaries provided to any other person in connection with any Company Acquisition Proposal which was not previously provided (or made available) to Parent.

(c)               Immediately following the execution of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any discussions existing as of the date of this Agreement between the Company or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any person (other than Parent) that relate to any Company Acquisition Proposal. In addition, the Company shall (i) promptly (and in any event within 24 hours) request the prompt return or destruction of all confidential information previously furnished to any such person or its Representatives and use reasonable best efforts to obtain the return or the destruction of such confidential information and (iii) immediately terminate all physical and electronic data room access previously granted to any such person or its Representatives.

(d)               Except as otherwise provided in Section 5.4(e) or Section 5.4(f), neither the Board of Directors of the Company nor any committee thereof may (i) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the Company Recommendation in a manner adverse to Parent or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Acquisition Proposal (any action described in this Section 5.4(d), a “Company Change of Recommendation”).

(e)               Notwithstanding anything in this Agreement to the contrary, with respect to a Company Acquisition Proposal, the Board of Directors of the Company may at any time prior to receipt of the Company Stockholder Approval, make a Company Change of Recommendation or terminate this Agreement pursuant to Section 7.1(k), if (and only if): (i) a written Company Acquisition Proposal (that did not result from a breach of Section 5.4(a)) is made to the Company by a third party, and such Company Acquisition Proposal is not withdrawn; (ii) the Company’s Board of Directors determines in good faith after consultation with its financial advisors that such Company Acquisition Proposal constitutes a Company Superior Offer; (iii) following consultation with outside legal counsel, the Company’s Board of Directors determines that the failure to make a Company Change of Recommendation or terminate this Agreement pursuant to Section 7.1(k), would be reasonably likely to be inconsistent with the exercise of its fiduciary duties under applicable Laws; (iv) the Company provides Parent five (5) business days’ prior written notice of its intention to take such action, which notice shall include all of the information with respect to such Company Superior Offer that is specified in Section 5.4(b); (v) during such five (5) day notice period, the Company and its Representatives negotiate with Parent in good faith (to the extent Parent desires to so negotiate) to make adjustments in the terms and conditions of this Agreement so that such Company Superior Offer ceases to constitute (in the good faith judgment of the Board of Directors of the Company after consultation with the Company’s financial advisors and outside legal counsel) a Company Superior Offer relative to such adjusted terms and conditions; and (vi) at the end of the five (5) business day period described in clause (iv), the Board of Directors of the Company again makes the determination in good faith after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent) that the Company Acquisition Proposal continues to be a Company Superior Offer and that failure to make the Company Change of Recommendation or terminate this Agreement pursuant to Section 7.1(k) would be reasonably likely to be inconsistent with the exercise of its fiduciary duties under applicable Laws. If during the aforementioned five (5) day notice period, any material revisions are made to the Company Superior Offer (it being agreed and understood that any change in the amount or form of consideration included in the Company Superior Offer shall be deemed to be a “material revision”), the Company shall deliver a new written notice, which notice shall include the information with respect to the revised Company Superior Offer that is specified in Section 5.4 to Parent within 24 hours thereof, and such notice period shall commence anew (except that such new notice period shall be three (3) days) and the Company shall comply with the requirements of this Section 5.4(e) with respect to such new written notice.  Notwithstanding anything to the contrary contained herein, neither the Company nor any Subsidiary of the Company shall enter into any agreement in respect of a Company Acquisition Transaction (other than a confidentiality agreement as contemplated herein) unless this Agreement has been terminated in accordance with its terms.

(f)                Nothing in this Agreement shall prohibit or restrict the Board of Directors of the Company, in circumstances not involving or relating to a Company Acquisition Proposal, from effecting a Company Change of Recommendation if (i) in response to (A) a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Board of Directors of the Company nor reasonably foreseeable at the date of this Agreement (and which change or development does not relate to a Company Acquisition Proposal), or (B) Parent or any of its Significant Subsidiaries commencing (or there having been commenced against Parent or any of its Significant Subsidiaries (an “An Involuntary Parent Filing Event”), and, in such case, the involuntary claim, action or proceeding has not been dismissed within forty (40) days) any claim, action or proceeding under any applicable Laws relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts or seeking appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets, or any of Parent or any of its Significant Subsidiaries making a general assignment for the benefit of its creditors, the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that failure to effect a Company Change of Recommendation would be reasonably likely to be inconsistent with the exercise by the Board of Directors of its fiduciary duties under applicable Laws, (ii) the Company has notified Parent in writing, at least five (5) business days in advance of such Company Change of Recommendation, that it is considering taking such action and specifying in reasonable detail the reasons therefor and (iii) during such five (5) business day period, the Company has considered and, at the reasonable request of Parent, engaged in discussions with Parent regarding, any adjustments proposed in writing by Parent in the terms and conditions of this Agreement, should Parent propose any such adjustments.

(g)               As used in this Agreement:

(i)                 “Company Acquisition Proposal” means any bona fide offer, inquiry, proposal or indication of interest, whether or not in writing, received from a third party (other than an offer, inquiry, proposal or indication of interest by Parent or Merger Sub or any of their respective Subsidiaries) relating to any Company Acquisition Transaction;

(ii)              “Company Acquisition Transaction” means any transaction or series of transactions involving: (A) any merger, consolidation, share exchange, recapitalization or business combination involving the Company; (B) any direct or indirect acquisition, sale or repurchase of securities, tender offer, exchange offer or other similar transaction or series of transactions which would result in a person or “Group” (as defined in the Exchange Act) of persons having direct or indirect beneficial or record ownership of securities representing more than fifteen percent (15%) of the outstanding Company Common Stock; (C) any direct or indirect acquisition of any business or businesses or of assets (including equity interests in any Subsidiary) that constitute or account for fifteen percent (15%) or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole; or (D) any liquidation or dissolution of the Company or any of its Subsidiaries; and

(iii)            “Company Superior Offer” means a written Company Acquisition Proposal to acquire at least (A) fifty (50%) of the equity securities of the Company or (B) 50% or more of the assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof), in each case on terms that the Company’s Board of Directors determines, in good faith, after consultation with its outside legal counsel and its financial advisor, is more favorable to the Company’s stockholders than the Merger and the transactions contemplated by this Agreement (taking into account any proposal by Parent to amend or modify the terms of this Agreement which are committed to in writing), after taking into account such factors (including timing, likelihood of consummation, legal, financial, regulatory and other aspects of the offer, and the person making the offer) deemed relevant by the Board of Directors of the Company; and

(iv)           “Significant Subsidiary” has the meaning given such term under Regulation S-X.

Section 5.5                 Non-Solicitation by Parent.

(a)               Parent agrees that neither it nor any Subsidiary of Parent, nor any of their respective officers, directors or employees, shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall not authorize or give permission to its and their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage or facilitate the making, submission or announcement of any proposal that constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal, (ii) furnish any non-public information regarding Parent or any of its Subsidiaries to, or afford access to the properties, books and records of Parent to, any person (other than the Company), in connection with or in response to a Parent Acquisition Proposal, (iii) engage or participate in any discussions or negotiations with any person (other than the Company) with respect to any Parent Acquisition Proposal, (iv) approve, endorse or recommend any Parent Acquisition Proposal or (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or any other agreement providing for any Parent Acquisition Transaction (except where Parent has validly terminated this Agreement pursuant to Section 7.1(j)); provided, however, that this Section 5.5 shall not prohibit (A) Parent, or the Board of Directors of Parent, directly or indirectly through any officer, employee or Representative, prior to obtaining the Parent Stockholder Approval, from taking any of the actions described in clauses (ii) or (iii) above in response to an unsolicited, written Parent Acquisition Proposal that the Board of Directors of Parent concludes in good faith, after consultation with its financial advisors, constitutes or is reasonably expected to result in a Parent Superior Offer if (1) the Board of Directors of Parent concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Parent Acquisition Proposal would be reasonably likely to be inconsistent with the exercise by the Board of Directors of its fiduciary duties under applicable Laws, (2) such Parent Acquisition Proposal did not result from a breach of this Section 5.5(a), (3) Parent gives to the Company the notice required by Section 5.5(b), and (4) Parent furnishes any non-public information provided to, and affords access to the properties, books and records of Parent to, the maker of the Parent Acquisition Proposal only pursuant to a confidentiality agreement between Parent and such person on substantially the same terms with respect to confidentiality and use of “Evaluation Material” (as defined in the Confidentiality Agreement) as the Confidentiality Agreement; or (B) Parent from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any Parent Acquisition Proposal; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement.

(b)               Parent shall promptly, and in no event later than twenty-four (24) hours after its receipt of any Parent Acquisition Proposal, or any request for information relating to Parent or any of its Subsidiaries in connection with a Parent Acquisition Proposal, advise the Company orally and in writing of such Parent Acquisition Proposal or request (including providing the identity of the person making or submitting such Parent Acquisition Proposal or request, and, (x) if it is in writing, an unredacted copy of such Parent Acquisition Proposal and any related draft agreements and (y) if oral, a reasonably detailed summary thereof that is made or submitted by any person during the period between the date hereof and the Closing). Parent shall keep the Company informed in all material respects on a prompt basis with respect to any change to the material terms of, any such Parent Acquisition Proposal (and in no event later than twenty-four (24) hours following any such change). Parent agrees that it shall promptly provide to the Company any information concerning itself or its Subsidiaries provided to any other person in connection with any Parent Acquisition Proposal which was not previously provided (or made available) to the Company.

(c)               Immediately following the execution of this Agreement, Parent shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any discussions existing as of the date of this Agreement between Parent or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any person (other than the Company) that relate to any Parent Acquisition Proposal. In addition, Parent shall (i) promptly (and in any event within 24 hours) request the prompt return or destruction of all confidential information previously furnished to any such person or its Representatives and use reasonable best efforts to obtain the return or the destruction of such confidential information and (iii) immediately terminate all physical and electronic data room access previously granted to any such person or its Representatives.

(d)               Except as otherwise provided in Section 5.5(e) or Section 5.5(f), neither the Board of Directors of Parent nor any committee thereof may (i) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the Parent Recommendation in a manner adverse to the Company or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Parent Acquisition Proposal (any action described in this Section 5.5(d), a “Parent Change of Recommendation”).

(e)               Notwithstanding anything in this Agreement to the contrary, with respect to a Parent Acquisition Proposal, the Board of Directors of Parent may at any time prior to receipt of the Parent Stockholder Approval, make a Parent Change of Recommendation or terminate this Agreement pursuant to Section 7.1(j), if (and only if): (i) a written Parent Acquisition Proposal (that did not result from a breach of Section 5.4(a)) is made to Parent by a third party, and such Parent Acquisition Proposal is not withdrawn; (ii) Parent’s Board of Directors determines in good faith after consultation with its financial advisors that such Parent Acquisition Proposal constitutes a Parent Superior Offer; (iii) following consultation with outside legal counsel, Parent’s Board of Directors determines that the failure to make a Parent Change of Recommendation or terminate this Agreement pursuant to Section 7.1(j) would be reasonably likely to be inconsistent with the exercise of its fiduciary duties under applicable Laws; (iv) Parent provides the Company five (5) business days’ prior written notice of its intention to take such action, which notice shall include all of the information with respect to such Parent Superior Offer that is specified in Section 5.5(b); (v) during such five (5) day notice period, Parent and its Representatives negotiate with the Company in good faith (to the extent the Company desires to so negotiate) to make adjustments in the terms and conditions of this Agreement so that such Parent Superior Offer ceases to constitute (in the good faith judgment of the Board of Directors of Parent after consultation with Parent’s financial advisors and outside legal counsel) a Parent Superior Offer relative to such adjusted terms and conditions; and (vi) at the end of the five (5) business day period described in clause (iv), the Board of Directors of Parent again makes the determination in good faith after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed by the Company) that the Parent Acquisition Proposal continues to be a Parent Superior Offer and that failure to make the Parent Change of Recommendation or terminate this Agreement pursuant to Section 7.1(j) would be reasonably likely to be inconsistent with the exercise of its fiduciary duties under applicable Laws. If during the aforementioned five (5) day notice period, any material revisions are made to the Parent Superior Offer (it being agreed and understood that any change in the amount or form of consideration included in the Parent Superior Offer shall be deemed to be a “material revision”), Parent shall deliver a new written notice, which notice shall include the information with respect to the revised Parent Superior Offer that is specified in Section 5.5 to the Company within 24 hours thereof, and such notice period shall commence anew (except that such new notice period shall be three (3) days) and Parent shall comply with the requirements of this Section 5.5(e) with respect to such new written notice.  Notwithstanding anything to the contrary contained herein, neither Parent nor any Subsidiary of Parent shall enter into any agreement in respect of a Parent Acquisition Transaction (other than a confidentiality agreement as contemplated herein) unless this Agreement has been terminated in accordance with its terms.

(f)                Nothing in this Agreement shall prohibit or restrict the Board of Directors of Parent, in circumstances not involving or relating to a Parent Acquisition Proposal, from effecting a Parent Change of Recommendation if (i) in response to (A) a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Board of Directors of Parent nor reasonably foreseeable at the date of this Agreement (and which change or development does not relate to a Parent Acquisition Proposal), or (B) the Company or any of its Significant Subsidiaries commencing (or there having been commenced against the Company or any of its Significant Subsidiaries an (“Involuntary Company Filing Event”), and, in such case, the involuntary claim, action or proceeding has not been dismissed within forty (40) days) any claim, action or proceeding under any applicable Laws relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts or seeking appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets, or any of the Company or any of its Significant Subsidiaries making a general assignment for the benefit of its creditors, the Board of Directors of Parent determines in good faith (after consultation with outside legal counsel) that failure to effect a Parent Change of Recommendation would be reasonably likely to be inconsistent with the exercise by the Board of Directors of its fiduciary duties under applicable Laws, (ii) Parent has notified the Company in writing, at least five (5) business days in advance of such Parent Change of Recommendation, that it is considering taking such action and specifying in reasonable detail the reasons therefor and (iii) during such five (5) business day period Parent has considered, and, at the reasonable request of the Company, engaged in discussions with the Company regarding, any adjustments in writing by the Company in the terms and conditions of this Agreement, should the Company propose any such adjustments.

(g)               As used in this Agreement:

(i)                 “Parent Acquisition Proposal” means any bona fide offer, inquiry, proposal or indication of interest, whether or not in writing, received from a third party (other than an offer, inquiry, proposal or indication of interest by the Company or any of its Subsidiaries) relating to any Parent Acquisition Transaction;

(ii)              “Parent Acquisition Transaction” means any transaction or series of transactions involving: (a) any merger, consolidation, share exchange, recapitalization or business combination involving Parent; (b) any direct or indirect acquisition, sale or repurchase of securities, tender offer, exchange offer or other similar transaction or series of transactions which would result in a person or “Group” (as defined in the Exchange Act) of persons having direct or indirect beneficial or record ownership of securities representing more than fifteen percent (15%) of the outstanding Parent Common Stock; (c) any direct or indirect acquisition of any business or businesses or of assets (including equity interests in any Subsidiary) that constitute or account for fifteen percent (15%) or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of Parent and its Subsidiaries, taken as a whole or (d) any liquidation or dissolution of Parent or any of its Subsidiaries; and

(iii)            “Parent Superior Offer” means a written Parent Acquisition Proposal to acquire at least (A) fifty percent (50%) of the equity securities of Parent or (B) 50% or more of the assets of Parent and its Subsidiaries, taken as a whole (based on the fair market value thereof), in each case on terms that Parent’s Board of Directors determines, in good faith, after consultation with its outside legal counsel and its financial advisor, is more favorable to Parent’s stockholders than the Merger and the transactions contemplated by this Agreement (taking into account any proposal by the Company to amend or modify the terms of this Agreement which are committed to in writing), after taking into account such factors (including timing, likelihood of consummation, legal, financial, regulatory and other aspects of the offer, and the person making the offer) deemed relevant by the Board of Directors of Parent.

Section 5.6            Filings; Other Actions.

(a)               As promptly as reasonably practicable following the date of this Agreement, and in any event within 30 days of the date of this Agreement, Parent and the Company shall prepare and file with the SEC the Joint Proxy Statement, and Parent shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. Parent will cause the Joint Proxy Statement to be mailed to Parent’s stockholders, and the Company will cause the Joint Proxy Statement to be mailed to the Company’s stockholders, in each case as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act, and in any event within five (5) days thereof. Parent shall also take any action required to be taken under any applicable state or provincial securities laws in connection with the issuance and reservation of shares of Parent Common Stock in the Merger and in connection with the Converted RSU Awards and Assumed Shares and the Company shall furnish as promptly as reasonably practicable all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by Parent or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the other party a reasonable opportunity to review and comment thereon. Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the respective stockholders of Parent or the Company, as applicable.

(b)               Each of the Company and Parent shall take all action necessary in accordance with applicable Laws and the Company Organizational Documents, in the case of the Company, and the Parent Organizational Documents, in the case of Parent, to duly give notice of, convene and hold a meeting of its stockholders, respectively, to be held as promptly as practicable after the Form S-4 is declared effective under the Securities Act, to consider, in the case of Parent, the Charter Amendment, the Stock Issuance and the Plan Amendment (the “Parent Stockholders’ Meeting”) and, in the case of the Company, the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger (the “Company Stockholders’ Meeting”). The Company will, except to the extent a Company Change of Recommendation has been effected in accordance with Section 5.4(e) or Section 5.4(f), through its Board of Directors, recommend that its stockholders adopt this Agreement and will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable Laws to obtain such approvals. Parent will, except to the extent a Parent Change of Recommendation has been effected in accordance with Section 5.5(e) or Section 5.5(f), through its Board of Directors, recommend that its stockholders approve the Charter Amendment, the Stock Issuance and the Plan Amendment, and will use reasonable best efforts to solicit from its stockholders proxies in favor of the Charter Amendment, the Stock Issuance and the Plan Amendment and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of NASDAQ or applicable Laws to obtain such approval. Notwithstanding anything herein to the contrary, (i) in the event of an Involuntary Company Filing Event, Parent shall be entitled to delay, postpone or adjourn the Parent Stockholders' Meeting (and if Parent elects to so delay, postpone or adjourn the Parent Stockholders' Meeting, the Company shall similarly delay, postpone or adjourn the Company Stockholders' Meeting) to a date that is five (5) business days after the end of the 40-day period contemplated by Section 5.5(f)(i)(B) to have such filing dismissed; provided, that if such filing is dismissed prior to the end of such period, the parties shall use commercially reasonable efforts to hold such meetings as soon as reasonably practicable, subject to the other terms and conditions of this Agreement, and (ii) in the event of an Involuntary Parent Filing Event, the Company shall be entitled to delay, postpone or adjourn the Company Stockholders' Meeting (and if the Company elects to so delay, postpone or adjourn the Company Stockholders' Meeting, Parent shall similarly delay, postpone or adjourn the Parent Stockholders' Meeting) to a date that is five (5) business days after the end of the 40-day period contemplated by Section 5.4(f)(i)(B) to have such filing dismissed; provided, that if such filing is dismissed prior to the end of such period, the parties shall use commercially reasonable efforts to hold such meetings as soon as reasonably practicable, subject to the other terms and conditions of this Agreement.

(c)               Each of the Company and Parent will use reasonable best efforts to hold the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, respectively, on the same date as the other party and as soon as reasonably practicable after the date of this Agreement.

(d)               Each of the parties hereto acknowledge and agree that the Parent Stockholders’ Meeting will constitute Parent’s annual meeting, and in addition to the Charter Amendment, the Stock Issuance and the Plan Amendment, the stockholders of Parent shall also consider the election of certain directors of Parent, the ratification of Deloitte & Touche LLP to serve as independent auditor of Parent and, subject to the Company’s written consent (not to be unreasonably withheld, conditioned or delayed) any other matter Parent or its Board of Directors determines appropriate for the stockholders of Parent to consider.

Section 5.7            Employee Matters.

(a)               The Company Employees as of the Effective Time (the “Continuing Employees”) shall, during the period commencing at the Effective Time and ending on the first anniversary of the Closing Date (or, if earlier, for so long as they are employed), be provided with compensation and employee benefits, including severance benefits, that are substantially comparable in the aggregate to the compensation and employee benefits made available to such Continuing Employees immediately prior to the Effective Time, without regard to any voluntary temporary salary reductions instituted in connection with COVID-19 and industry disruptions; provided, that Parent will be deemed to have satisfied the foregoing obligations by providing Continuing Employees with compensation and employee benefits that are no less favorable in the aggregate to the compensation and employee benefits made available to similarly situated employees of Parent and its Subsidiaries (other than the Company and its Subsidiaries).

(b)               With respect to any Parent Benefit Plan in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall use its commercially reasonable efforts to: (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any of its group health plans to be waived with respect to the Continuing Employees and their eligible dependents, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan in which the Continuing Employee participated immediately prior to the Effective Time, (ii) provide each Continuing Employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under a benefit plan that provides health care benefits (including medical, dental and vision), to the same extent that such credit was given under the analogous Company Benefit Plan in which the Continuing Employee participated immediately prior to the Effective Time, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any New Plans for the plan year in which participation in such Parent Benefit Plan commences, and (iii) give the Continuing Employees service credit for such Continuing Employee’s employment with the Company or its applicable Subsidiary for (x) eligibility and vesting purposes and (y) for purposes of vacation accrual and severance benefit determinations to the same extent that such service was taken into account under the analogous Company Benefit Plan in which the Continuing Employee participated immediately prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree health or welfare benefits, or (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits.

(c)               In the event that the Effective Time occurs prior to the Company paying annual cash incentives in respect of 2020, amounts totaling $610,000 in the aggregate will be paid to Continuing Employees within thirty (30) days following the Closing Date in respect of pro-rated annual bonuses for the period from January 1, 2020 to April 30, 2020 (with the allocation of such amounts amongst Continuing Employees determined in the discretion of the Company’s Chief Executive Officer).

(d)               Nothing in this Agreement shall confer upon any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, the Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause, subject to the terms of any applicable Company Benefit Plan and applicable Law. Unless expressly provided herein, nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 5.8            Regulatory Approvals; Reasonable Best Efforts.

(a)               Subject to the terms and conditions set forth in this Agreement, including Section 5.8(c) hereof, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable Law) until the End Date to take, or cause to be taken, promptly all actions, and to do, or cause to be done, promptly and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including: (i) the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings brought by or on behalf of the stockholders of either party hereto challenging this Agreement or the consummation of the transactions contemplated by this Agreement, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall the Company, Parent or any of their respective Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any third party for any consent or approval required under any contract or agreement for the consummation of the transactions contemplated by this Agreement.

(b)               Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals and (ii) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit counsel for the other party a reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(c)               Notwithstanding anything to the contrary contained in this Agreement, (i) neither the Company nor Parent shall, nor shall it permit any of its Subsidiaries to, without the prior written consent of the other party, divest or hold separate or otherwise take or commit to take any action that limits its freedom, or after the Merger, the freedom of action of Parent or any of Parent’s affiliates with respect to, or its ability to retain, the Company and the Company’s Subsidiaries or any of the respective businesses, product lines or assets of Parent, the Company or any of their respective Subsidiaries or affiliates, (ii) neither Parent nor any of its affiliates shall be required to divest or hold separate (or agree to divest or hold separate), or otherwise take or commit to take any action that limits in any material respect its freedom of action with respect to, or its ability to retain, any businesses, product lines or assets of Parent, the Company or any of their respective Subsidiaries or affiliates and (iii) neither the Company nor Parent, nor any of their respective affiliates, shall be required to commence and/or defend any suit, action or other proceeding before any court or other applicable Governmental Entity to resolve any objections arising under Regulatory Laws that a Governmental Entity may have to the transactions contemplated by this Agreement.

(d)               Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.8 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Agreement, including this Section 5.8.

(e)               As used in this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including without limitation any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation.

Section 5.9            Takeover Statute. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.10        Public Announcements. Except with respect to any (a) Company Change of Recommendation, (b) Parent Change of Recommendation, (c) action taken by the Company or its Board of Directors pursuant to, and in accordance with, Section 5.4, or (d) action taken by Parent or its Board of Directors pursuant to, and in accordance with, Section 5.5, so long as this Agreement is in effect, the parties shall use reasonable best efforts to consult with each other before issuing, and provide each other the reasonable opportunity (and where reasonably practicable, at least 24 hours) to review and comment upon, any press release or any public announcement primarily relating to this Agreement or the transactions contemplated hereby. Parent and the Company agree to issue a mutually acceptable initial joint press release announcing this Agreement.

Section 5.11        Indemnification and Insurance.

(a)               Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement to which the Company or any of its Subsidiaries is a party, shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiary’s certificate of incorporation and by-laws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor and perform, in accordance with their respective terms, each of the covenants contained in this Section 5.11 without limit as to time.

(b)               After the Effective Time, each of Parent and the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and any of its Subsidiaries in such capacities (“Indemnified Parties”) to the fullest extent permitted by applicable Law against any losses, damages, expenses or liabilities resulting from any claim, liability, loss, damage, cost or expense, asserted against, or incurred by, an Indemnified Party that is based on the fact that such Indemnified Party is or was a director, officer, employee or agent of the Company or any of its Subsidiaries and arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time.

(c)               For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Effective Time by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that, after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300%, or a single up-front payment in excess of 600%, of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(d)               Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.11.

(e)               The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.11 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f)                In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.11.

Section 5.12        Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.13        Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14        Tax Treatment. The parties to this Agreement intend that the Merger shall be treated for United States federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the United States federal income tax treatment) (a) with respect to the holders of Shares, as a taxable sale of the Shares to Parent and (b) with respect to Parent, as a purchase of the Shares from the holders of such Shares. Parent may at its election make an election described in section 338(g) of the Code with respect to the Merger.

Section 5.15        Stock Exchange Listing; Delisting. Parent shall use its reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Closing Date. Parent and the Company shall each cooperate with the other party in taking, or causing to be taken, all actions reasonably necessary to cause the delisting of the Company Common Stock from the NYSE and the termination of the Company’s registration under the Exchange Act, effective as of, or as soon as practicable following, the Effective Time.

Section 5.16        Certain Corporate Governance and Other Matters.

(a)               Prior to the Closing, the Board of Directors of Parent shall take all necessary actions so that immediately following the Effective Time:

(i)                 The Board of Directors of Parent shall consist of nine members and shall be composed of five (5) current members of the Board of Directors of Parent (the “Designated Parent Directors”) designated by Parent, after consultation with the Company, before the mailing of the Joint Proxy Statement, and four (4) current members of the Board of Directors of the Company (the “Designated Company Directors”) designated by the Company, after consultation with Parent, before the mailing of the Joint Proxy Statement, with such persons being allocated by Parent or the Company, as applicable, as follows: (x) two (2) Designated Company Directors and one (1) Designated Parent Director shall be allocated to the class of directors whose term expires at the annual meeting of Parent to be held in 2021, (y) one (1) Designated Company Director and two (2) Designated Parent Directors shall be allocated to the class of directors whose term expires at the annual meeting of Parent to be held in 2022 and (z) two (2) Designated Parent Directors and one (1) Designated Company Director shall be allocated to the class of directors whose term expires at the annual meeting of Parent to be held in 2023. Parent, through the Board of Directors of Parent and subject to the fiduciary duties of the Board of Directors of Parent to the stockholders of Parent, shall take all necessary action to nominate each Designated Company Director for election to the Board of Parent in the proxy statement relating to the first annual meeting of the stockholders of Parent following the Closing at which the term of the class of directors to which such Designated Company Director is allocated expires. From and after the Effective Time, each person designated as a director of Parent shall serve as a director until such person’s successor shall be elected and qualified or such person’s earlier death, resignation or removal in accordance with the certificate of incorporation of Parent. If prior to the Effective Time, any Designated Parent Director is unwilling or unable to serve (or to continue to serve) as a director of Parent as a result of illness, death, resignation or any other reason, then, any replacement for such person shall be selected by the Board of Directors of Parent, after consultation with the Company, and such replacement shall constitute a Designated Parent Director. If prior to the Effective Time, any Designated Company Director is unwilling or unable to serve (or to continue to serve) as a director of the Company or Parent as a result of illness, death, resignation or any other reason, then, any replacement for such person shall be selected by the Board of Directors of the Company, after consultation with Parent, and such replacement shall constitute a Designated Company Director;

(ii)              At the Closing, each of the Company and Parent shall deliver to the other party written resignation and release letters, effective as of the Closing Date, of each of the officers and directors of the Company and Parent, respectively, requested by the other party (in accordance with this Agreement) in writing at least five (5) business days prior to the Closing, effectuating his or her resignation from such position as a member of the board of directors (or equivalent governing body), a member of any committee of the board of directors (or equivalent governing body) or as an officer (although not as an employee unless otherwise so required pursuant to this Agreement);

(iii)            Amin J. Khoury shall resign as a member of the Board of Directors of Parent;

(iv)             John T. Collins shall be Non-Executive Chairman of the Board of Directors of Parent;

(v)               Thomas P. McCaffrey shall be a director of the Board of Directors of Parent and the chair of a special committee of the Board of Directors of Parent regarding integration of the combined businesses following the Effective Time (the “Integration Committee”), with the key provisions of the charter of such Integration Committee set forth on Schedule 5.16(a)(v) and to be contained in Parent’s by-laws;

(vi)             Christopher J. Baker shall be the President and Chief Executive Officer of Parent;

(vii)          Keefer M. Lehner shall be Executive Vice President and Chief Financial Officer of Parent; and

(viii)        The membership of each committee of the Board of Directors of Parent shall consist of an equal number of Designated Parent Directors and Designated Company Directors. At the Effective Time, (i) a Designated Parent Director shall be the Chairman of the Audit Committee of the Board of Directors of Parent, (ii) a Designated Company Director shall be the Chairman of the Compensation Committee of the Board of Directors of Parent, (iii) a Designated Parent Director shall be the Chairman of the Nominating and Corporate Governance Committee of the Board of Directors of Parent and (iv) a Designated Parent Director shall be the Chairman of the Integration Committee of the Board of Directors of Parent.

(b)               After the Effective Time, the principal executive offices of Parent shall be located in Houston, Texas.

Section 5.17        Treatment of Company Indebtedness. Prior to the Closing Date, the Company shall use commercially reasonable efforts to obtain from the lenders (or an agent on behalf of such lenders), and deliver to Parent, an executed payoff letter, in customary form and substance, in respect of the Loan, Security and Guaranty Agreement, dated as of February 13, 2018 (the “Company ABL Facility”), among the Company, Quintana Energy Services LP, a Delaware limited partnership, each borrower party thereto from time to time, each other obligor party thereto from time to time, the lenders party thereto from time to time and Bank of America, N.A., as agent, setting forth the amounts required to pay in full the Indebtedness owing under the Company ABL Facility (including all outstanding principal, accrued and unpaid interest) and to effect, upon payment of all such amounts, the release of all Liens granted in connection therewith, in each case as of the Closing Date (the “Payoff Letter”). Prior to or concurrent with the Closing, Parent shall deposit, or cause to be deposited, with the lenders (or agent on behalf of such lenders), all funds required to effect such repayment in full and release of Liens in accordance with the Payoff Letter, effective no later than the Closing (the “Payoff Funds”).

Section 5.18        Treatment of Parent Indebtedness. Prior to or on the Closing Date, Parent shall use commercially reasonable efforts to amend, amend and restate or otherwise modify the Parent ABL Facility to increase the amount of credit commitments available thereunder (the “Parent ABL Facility Amendment”). Parent agrees to keep the Company informed on a reasonably current basis as to progress and discussions with lenders and the Administrative Agent in respect of the Parent ABL Facility Amendment.

Article VI

CONDITIONS TO THE MERGER

Section 6.1            Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver in writing by all parties) at or prior to the Effective Time of the following conditions:

(a)               Each of the Company Stockholder Approval and Parent Stockholder Approval shall have been obtained.

(b)               No injunction by any court or other tribunal of competent jurisdiction and no Law enacted by any Governmental Entity of competent jurisdiction which prohibits the consummation of the Merger shall have been entered and shall continue to be in effect.

(c)               The shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(d)               The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 6.2            Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment of, or the waiver by the Company on or prior to the Effective Time of, the following conditions:

(a)               The representations and warranties of Parent and Merger Sub set forth in (i) Sections 4.1 and 4.2 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) this Agreement (other than the representations and warranties in Sections 4.1 and 4.2) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except (in the case of this clause (B)) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)               Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)               Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d)               Parent shall have delivered the Payoff Funds in accordance with the Payoff Letter and Section 5.17.

Section 6.3            Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the fulfillment of, or the waiver by Parent on or prior to the Effective Time of, the following conditions:

(a)               The representations and warranties of the Company set forth in (i) Sections 3.1 and 3.2 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) this Agreement (other than the representations and warranties in Sections 3.1 and 3.2) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except (in the case of this clause (B)) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)               The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)               The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d)               The Company shall have delivered to Parent the Payoff Letter in accordance with Section 5.17.

Section 6.4            Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any material provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.8.

Article VII

TERMINATION

Section 7.1                 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the Merger by the stockholders of the Company:

(a)               by the mutual written consent of the Company and Parent;

(b)               by either Parent or the Company if the Merger shall not have been consummated on or prior to November 3, 2020 (the “End Date”), provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Closing to occur by the End Date shall be due to the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement;

(c)               by either the Company or Parent if (i) an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its reasonable best efforts to remove such injunction, or (ii) any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Law shall have become final and non-appealable;

(d)               by either the Company or Parent if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;

(e)               by either the Company or Parent if the Parent Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Parent Stockholder Approval contemplated by this Agreement shall not have been obtained;

(f)                by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) shall not have been cured within thirty (30) days following receipt by Parent of written notice of such breach from the Company (such notice to describe such breach in reasonable detail), or which breach, by its nature, cannot be cured prior to the End Date (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(g)               by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) shall not have been cured within thirty (30) days following receipt by the Company of written notice of such breach from Parent (such notice to describe such breach in reasonable detail), or which breach, by its nature, cannot be cured prior to the End Date (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(h)               by Parent in the event of a Company Change of Recommendation;

(i)                 by the Company in the event of a Parent Change of Recommendation;

(j)                 by Parent, at any time prior to obtaining the Parent Stockholder Approval, in order to enter into a definitive agreement with respect to a Parent Superior Offer, if Parent has complied with its obligations under Section 5.5(e) and, in connection with such termination by Parent pursuant to this Section 7.1(j), Parent pays to the Company in immediately available funds the Termination Fee required to be paid by Section 7.2(b); or

(k)               by the Company, at any time prior to obtaining the Company Stockholder Approval, in order to enter into a definitive agreement with respect to a Company Superior Offer, if the Company has complied with its obligations under Section 5.4(e) and, in connection with such termination by the Company pursuant to this Section 7.1(k), the Company pays to Parent in immediately available funds the Termination Fee required to be paid by Section 7.2(a).

In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the provisions of Sections 7.2, 8.2, 8.4, 8.5, 8.6, 8.11 and 8.14), and there shall be no other liability on the part of the Company or Parent to the other except liability arising out of a willful breach of this Agreement or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity. For purposes of this Agreement, “willful breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement.

Section 7.2                 Termination Fee.

(a)               Parent and the Company agree that (i) if this Agreement is terminated by Parent pursuant to Section 7.1(h) with respect to a Company Change of Recommendation under Section 5.4(e) (Company Superior Offer) or Section 5.4(f)(i)(A) (intervening event) or (ii) if this Agreement is terminated by the Company pursuant to Section 7.1(k) (Company Superior Offer), then the Company shall pay to Parent the Termination Fee and the Parent Expense Reimbursement. Except where the Company has effected a Company Change of Recommendation pursuant to Section 5.4(f)(i)(B), if this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) (no Company Stockholder Approval), then the Company shall pay to Parent the Parent Expense Reimbursement. The Termination Fee shall be paid to Parent by the Company in immediately available funds (x) in the case of clause (i) above, within two (2) business days after termination of this Agreement and (y) in the case of clause (ii) above, concurrently with termination of this Agreement. The Parent Expense Reimbursement shall be paid to Parent by the Company in immediately available funds within two (2) business days following the Company’s receipt of reasonable documentation supporting such Parent Expense Reimbursement.

(b)               Parent and the Company agree that (i) if this Agreement is terminated by the Company pursuant to Section 7.1(i) with respect to a Parent Change of Recommendation under Section 5.5(e) (Parent Superior Offer) or Section 5.5(f)(i)(A) (intervening event) or (ii) if this Agreement is terminated by Parent pursuant to Section 7.1(j) (Parent Superior Offer), then Parent shall pay to the Company the Termination Fee and the Company Expense Reimbursement. Except where Parent has effected a Parent Change of Recommendation pursuant to Section 5.5(f)(i)(B), if this Agreement is terminated by Parent or the Company pursuant to Section 7.1(e) (no Parent Stockholder Approval), then Parent shall pay to the Company the Company Expense Reimbursement. The Termination Fee shall be paid to the Company by Parent in immediately available funds (x) in the case of clause (i) above, within two (2) business days after termination of this Agreement and (y) in the case of clause (ii) above, concurrently with termination of this Agreement. The Company Expense Reimbursement shall be paid to the Company by Parent in immediately available funds within two (2) business days following Parent’s receipt of reasonable documentation supporting such Company Expense Reimbursement.

(c)               As used in this Agreement: (i) “Termination Fee” means $3,000,000, (ii) “Company Expense Reimbursement” means an amount equal to the Company’s reasonable and documented expenses incurred by or on behalf of the Company and its Subsidiaries in connection with the Merger and the transactions contemplated by this Agreement and (iii) “Parent Expense Reimbursement” means an amount equal to Parent’s reasonable and documented expenses incurred by or on behalf of Parent and its Subsidiaries in connection with the Merger and the transactions contemplated by this Agreement; provided, that neither the Company Expense Reimbursement nor the Parent Expense Reimbursement shall exceed $1,500,000.

(d)               Upon payment of the Termination Fee and/or the Parent Expense Reimbursement, as applicable, to Parent, the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent or its stockholders (provided that nothing herein shall release any party from liability for willful breach or fraud). Upon payment of the Termination Fee and/or the Company Expense Reimbursement, as applicable, to the Company, Parent shall have no further liability with respect to this Agreement or the transactions contemplated hereby to the Company or its stockholders (provided that nothing herein shall release any party from liability for willful breach or fraud). The parties acknowledge and agree that in no event shall: (i) the Company be required to pay the Termination Fee and/or the Parent Expense Reimbursement, as applicable, on more than one occasion, or (ii) Parent be required to pay the Termination Fee and/or the Company Expense Reimbursement, as applicable, on more than one occasion.

Article VIII

MISCELLANEOUS

Section 8.1            No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.2            Expenses. Without limiting the Company’s rights pursuant to Section 7.2(b) or Parent’s rights pursuant to Section 7.2(a), whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that expenses incurred in connection with the printing, filing and mailing of the Joint Proxy Statement (including applicable SEC filing fees) shall be borne equally by Parent and the Company.

Section 8.3            Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic mail or otherwise) to the other parties.

Section 8.4            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5            Jurisdiction; Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.6            WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7            Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by facsimile transmission or electronic mail (provided confirmation of facsimile transmission or electronic mail is obtained), (b) on the fifth (5th) business day after dispatch by registered or certified mail or (c) on the next business day if transmitted by national overnight courier, in each case as follows

To Parent, Acquiror or Merger Sub:

KLX Energy Services Holdings, Inc.

1300 Corporate Center Way

Wellington, FL 33414

Facsimile: (561) 791-5479

Attention: Jonathan Mann

Email: Jonathan.Mann@KLXenergy.com

with copies to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, NY 10022

Facsimile: (212) 277-4001

Attention: Valerie Ford Jacob, Esq.

   Paul K. Humphreys, Esq.

Email: Valerie.Jacob@freshfields.com

           Paul.Humphreys@freshfields.com

To the Company:

Quintana Energy Services
1415 Louisiana St.
Houston, TX 77002
Facsimile: (713) 751-7420

Attention: Max Bouthillette

Email: Maxb@qesinc.com

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP
1000 Louisiana, Suite 6800
Houston, Texas 77002
Facsimile: (713) 655-5200
Attention: Frank E. Bayouth, Esq.
                   Eric C. Otness, Esq.
Email: Frank.Bayouth@Skadden.com
           Eric.Otness@Skadden.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or electronically or personally delivered; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any non-business day or any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. Any party may require (by delivery of written notice to the other parties hereto via electronic mail) that any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be delivered to such party via electronic mail in order to be effective.

Section 8.8            Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except for assignments by Merger Sub to a wholly owned direct or indirect Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9            Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10        Entire Agreement. This Agreement (including the exhibits and schedules hereto), the Confidentiality Agreement and any other documents and instruments executed pursuant hereto constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the parties except, following the Effective Time, for the provisions of Sections 2.1, 2.2 and Section 5.11.

Section 8.11        Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12        Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13        No Third Party Beneficiaries. Except, after the Effective Time, for Sections 2.1, 2.2 and Section 5.11, each of Parent, Merger Sub and the Company agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 8.14        Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Any consent required to be given in writing under this Agreement may be validly given by electronic mail from a duly authorized officer of the party whose consent is required hereunder.

Section 8.15        Definitions.

(a)               References in this Agreement to “Indebtedness” means, with respect to any person, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or other debt securities or warrants or other rights to acquire any debt securities of such person, (c) all capitalized lease or leveraged lease obligations of such person or obligations of such person to pay the deferred and unpaid purchase price of property and equipment, (d) all obligations of such person pursuant to securitization or factoring programs or arrangements or (e) all “keep well” and other obligations or undertakings of such person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others. References in this Agreement to “Subsidiaries” of any person means any corporation, partnership, association, trust or other form of legal entity of which (i) more than fifty percent (50%) of the voting power of the outstanding voting securities are on the date hereof directly or indirectly owned by such party or (ii) such person or any Subsidiary of such person is a general partner on the date hereof (excluding partnerships in which such person or any Subsidiary of such person does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent, the actual knowledge of the executive officers of Parent or the individuals listed in Section 8.15(a) of the Parent Disclosure Schedule and (ii) with respect to the Company, the actual knowledge of the executive officers of the Company or the individuals listed on Section 8.15(a) of the Company Disclosure Schedule. As used in this Agreement, “business day” means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized or required by law or executive order to be closed. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

KLX ENERGY SERVICES HOLDINGS, INC.

By:	/s/ Thomas P. McCaffrey
Name: Thomas P. McCaffrey
Title: CEO, CFO and President

[Signature Page to Agreement and Plan of Merger]

KRYPTON INTERMEDIATE, LLC

By:	/s/ Thomas P. McCaffrey
Name: Thomas P. McCaffrey
Title: President

[Signature Page to Agreement and Plan of Merger]

KRYPTON MERGER SUB, INC.

By:	/s/ Thomas P. McCaffrey
Name: Thomas P. McCaffrey
Title: President

[Signature Page to Agreement and Plan of Merger]

QUINTANA ENERGY SERVICES INC.

By:	/s/ Christopher J. Baker
Name: Christopher J. Baker
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]